                                                                   EXHIBIT 10.25

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                       PRECISION PARTNERS HOLDING COMPANY,

                           HLI OPERATING COMPANY, INC.

                  HLI COMMERCIAL HIGHWAY HOLDING COMPANY, INC.

                                       AND

             HAYES LEMMERZ INTERNATIONAL - COMMERCIAL HIGHWAY, INC.

                                   DATED AS OF

                                OCTOBER 14, 2005

                                TABLE OF CONTENTS

                                    ARTICLE I

                              DEFINITIONS AND TERMS

Section 1.1     Certain Definitions........................................    1
Section 1.2     Other Terms................................................    9
Section 1.3     Other Definitional Provisions..............................    9

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

Section 2.1     Purchase and Sale of the Shares............................    9
Section 2.2     Conveyance.................................................    9
Section 2.3     Consideration..............................................    9

                                   ARTICLE III

                                     CLOSING

Section 3.1     Closing....................................................   10
Section 3.2     Deliveries by Sellers and the Companies....................   10
Section 3.3     Deliveries by Purchaser....................................   11
Section 3.4     Simultaneous Transactions..................................   12
Section 3.5     Purchase Price Adjustment..................................   12
Section 3.6     Allocation of Purchase Price...............................   15

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 4.1     Organization and Qualification.............................   15
Section 4.2     Authority; Binding Effect..................................   15
Section 4.3     Title to Company Shares....................................   15
Section 4.4     No Violation...............................................   16
Section 4.5     Absence of Litigation......................................   16

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                          WITH RESPECT TO THE COMPANIES

Section 5.1     Organization and Qualification.............................   16
Section 5.2     Financial Statements and Inventories.......................   17

Section 5.3     Absence of Certain Changes or Events.......................   17
Section 5.4     Ownership of Stock/Capitalization..........................   17
Section 5.5     Consents and Approvals/No Violation........................   18
Section 5.6     Absence of Litigation......................................   19
Section 5.7     Related Party Agreements...................................   19
Section 5.8     Permits; Compliance with Laws..............................   19
Section 5.9     No Undisclosed Liabilities.................................   19
Section 5.10    Employee Benefit Plans; ERISA..............................   20
Section 5.11    Material Contracts.........................................   21
Section 5.12    Personal Property..........................................   23
Section 5.13    Environmental Matters......................................   23
Section 5.14    Real Property..............................................   24
Section 5.15    Labor Matters..............................................   25
Section 5.16    Insurance..................................................   26
Section 5.17    Intellectual Property......................................   26
Section 5.18    Taxes......................................................   27
Section 5.19    Products Liability.........................................   28
Section 5.20    Brokers....................................................   29
Section 5.21    Corporate Records..........................................   29
Section 5.22    Foreign Corrupt Practices Act..............................   29
Section 5.23    Safe Deposit Boxes and Bank Accounts.......................   29
Section 5.24    Sufficiency of Assets and Intercompany Services............   29
Section 5.25    Material Customers and Suppliers...........................   29
Section 5.26    Employees; Employment Contracts............................   30
Section 5.27    Disclaimer of Warranties...................................   30

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1     Organization...............................................   30
Section 6.2     Authority; Binding Effect..................................   30
Section 6.3     No Violation; Consents and Approvals.......................   31
Section 6.4     Acquisition of Shares for Investment.......................   31
Section 6.5     Absence of Litigation......................................   31
Section 6.6     Financing..................................................   31
Section 6.7     Brokers....................................................   32
Section 6.8     Purchaser's Due Diligence Reports..........................   32
Section 6.9     Investigation..............................................   32

                                   ARTICLE VII

                                    COVENANTS

Section 7.1     Conduct of Business........................................   32
Section 7.2     Reasonable Efforts.........................................   34
Section 7.3     Consents...................................................   34

Section 7.4     Antitrust Notification.....................................   35
Section 7.5     Further Assurances.........................................   35
Section 7.6     Access to Information; Confidentiality.....................   35
Section 7.7     Notification of Certain Matters............................   35
Section 7.8     Inter-Company Obligations; Affiliate Agreements............   35
Section 7.9     Supplements to Disclosure Schedule.........................   36
Section 7.10    Access to Books and Records Following the Closing..........   36
Section 7.11    Resignations...............................................   36
Section 7.12    Covenant Not To Compete....................................   36
Section 7.13    Transition Services Agreement..............................   37
Section 7.14    License Agreement..........................................   37
Section 7.15    Public Announcements.......................................   38
Section 7.16    Use of Names...............................................   38
Section 7.17    Employees; Employee Benefits...............................   38
Section 7.18    Escrow Agreement...........................................   41
Section 7.19    Financing and Equity Commitments...........................   41
Section 7.20    Post-Closing Collections...................................   41
Section 7.21    Offsite Disposal Records...................................   42

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

Section 8.1     Mutual Conditions to the Obligations of the Parties........   42
Section 8.2     Conditions to the Obligations of Purchaser.................   42
Section 8.3     Conditions to the Obligations of Sellers...................   43

                                   ARTICLE IX

                      INDEMNIFICATION OBLIGATIONS; SURVIVAL

Section 9.1     Agreements to Indemnify....................................   44
Section 9.2     Sellers' Limitation of Liability...........................   44
Section 9.3     Conditions of Indemnification..............................   46
Section 9.4     Survival of Representations and Closing Covenants..........   47
Section 9.5     Tax Treatment of Indemnity Payments........................   47

                                    ARTICLE X

                                   TERMINATION

Section 10.1    Termination................................................   48
Section 10.2    Effect of Termination......................................   48

                                   ARTICLE XI

                                   TAX MATTERS

Section 11.1    Tax Covenants..............................................   49
Section 11.2    Section 338 Elections and Related Matters..................   52

                                   ARTICLE XII

                                  MISCELLANEOUS

Section 12.1    Notices....................................................   53
Section 12.2    Amendment; Waiver..........................................   54
Section 12.3    Assignment.................................................   54
Section 12.4    Entire Agreement...........................................   54
Section 12.5    Fulfillment of Obligations.................................   55
Section 12.6    Parties in Interest........................................   55
Section 12.7    Expenses...................................................   55
Section 12.8    Brokers....................................................   55
Section 12.9    Governing Law; Jurisdiction................................   55
Section 12.10   Counterparts...............................................   55
Section 12.11   Headings...................................................   55
Section 12.12   Further Assurances.........................................   55
Section 12.13   Specific Performance.......................................   56
Section 12.14   Knowledge..................................................   56
Section 12.15   Severability...............................................   56
Section 12.16   No Strict Construction.....................................   56

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A   Calculation of Base Amount
Exhibit B   Accounting Principles
Exhibit C   Financial Statements
Exhibit D   Form of Transition Services Agreement
Exhibit E   Form of License Agreement
Exhibit F   Form of Seller Opinion (Outside Counsel)
Exhibit G   Form of Seller Opinion (Internal Counsel)
Exhibit H   Form of Purchaser Opinion (Outside Counsel)
Exhibit I   Form of Purchaser Opinion (Internal Counsel)
Exhibit J   Form of Intellectual Property Assignment
Exhibit K   Form of Escrow Agreement

SCHEDULES

3.6       Allocation of Purchase Price
4.2       Authority; Binding Effect
4.3       Title to Company Shares
4.4       No Violation
4.5       Absence of Litigation: Sellers
5.1       Organization and Qualification
5.2(a)    Financial Statements and Inventories: Accounting Principles
5.2(b)    Financial Statements and Inventories: Receivables
5.3       Absence of Certain Changes or Events
5.4(b)    Ownership of Stock/Capitalization: Options and Warrants
5.4(c)    Ownership of Stock/Capitalization: Liens on Shares
5.5(a)    Consents and Approvals/No Violation: Consents
5.5(b)    Consents and Approvals/No Violation: Conflicts
5.6       Absence of Litigation: Companies
5.7       Related Party Agreements
5.8       Permits/Compliance With Laws
5.9       Undisclosed Liabilities
5.10(a)   Employee Benefit Plans; ERISA: U.S. Plans
5.10(c)   Employee Benefit Plans; ERISA: Assets of Plan
5.10(g)   Employee Benefit Plans; ERISA: Retirement or Termination
5.10(h)   Employee Benefit Plans; ERISA: Retention Agreements
5.10(i)   Employee Benefit Plans; ERISA: Mexican Plans
5.11(a)   Material Contracts
5.11(b)   Material Contracts: Breach
5.12      Personal Property
5.13(a)   Environmental Matters: Compliance and Permits
5.13(b)   Environmental Matters: Claims and Releases
5.13(c)   Environmental Matters: Hazardous Materials

5.14(a)   Real Property: Owned and Leased Realty
5.14(b)   Real Property: Liens
5.14(c)   Real Property: Encroachment
5.14(d)   Real Property: Leases
5.15      Labor Matters
5.16      Insurance
5.17      Intellectual Property
5.18      Taxes
5.19      Product Liability
5.21      Corporate Records
5.23      Safe Deposit Boxes and Bank Deposits
5.24      Sufficiency of Assets and Intercompany Services
5.25      Material Customers and Suppliers
5.26      Employees; Employee Contracts
6.3(a)    No Violation; Consents and Approvals: Defaults
6.3(b)    No Violation; Consents and Approvals: Consents
7.1       Conduct of Business
7.8       Intercompany Obligations; Affiliate Agreements
7.11      Resignations
7.17(a)   Non-Continuing Employees
8.1(b)    Consents

     STOCK PURCHASE AGREEMENT (this "Agreement "), dated as of October 14, 2005, by and among Precision Partners Holding Company, a Delaware corporation ("Purchaser"), HLI Operating Company, Inc., a Delaware corporation ("HLI Opco"), HLI Commercial Highway Holding Company, Inc., a Delaware corporation ("HLI Commercial Holding"), and Hayes Lemmerz International - Commercial Highway, Inc., a Delaware corporation ("HLI Commercial Highway" and collectively with HLI Opco and HLI Commercial Holding, the "Sellers" and each in its individual capacity, a "Seller").

                                   WITNESSETH:

     WHEREAS, (i) HLI Commercial Holding is the direct record and beneficial owner of all of the issued and outstanding shares of capital stock (the "HLI Mexico Shares") of Hayes Lemmerz International - Mexico, Inc., a Delaware corporation ("HLI Mexico"), (ii) HLI Commercial Highway is the direct record and beneficial owner of all of the issued and outstanding shares of capital stock (the "HLI Hub & Drum Shares") of Hayes Lemmerz International - Hub and Drum, Inc., a Delaware corporation ("HLI Hub & Drum"), (iii) HLI Opco is the direct record and beneficial owner of one share of capital stock (the "Seller Hayes Mexico Share" and, collectively with the HLI Mexico Shares and the HLI Hub & Drum Shares, the "Shares") of Hayes Lemmerz Mexico, S.A. de C.V., a corporation organized under the laws of Mexico ("Hayes Mexico" and, collectively with HLI Hub & Drum and HLI Mexico, the "Companies"), and (iv) HLI Mexico is the direct record and beneficial owner of all of the remaining issued and outstanding shares of capital stock of Hayes Mexico (together with the Seller Hayes Mexico Share, the "Hayes Mexico Shares");

     WHEREAS, the Companies are engaged in the business of designing, fabricating, procuring, selling and distributing brake hubs and drums in the North American market as currently conducted by the Companies (the "Business") and, in connection therewith, own and operate certain manufacturing facilities located in Berea, Kentucky, Chattanooga, Tennessee and Ecatopec, State of Mexico, Mexico (collectively, the "Plants") and own the Vacant Land;

     WHEREAS, Purchaser desires to acquire from Sellers, and Sellers desire to sell to Purchaser, the Companies, the Business and the Plants by means of the purchase and sale of the Shares (the "Stock Purchase"), all upon the terms and subject to the conditions contained herein; and

     WHEREAS, the respective Boards of Directors of Sellers and Purchaser have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

     Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

     "Accounting Firm" shall have the meaning set forth in Section 3.5(b) hereof.

     "Accounting Principles" shall mean the methodologies, practices, accounting applications and assumptions of the Companies set forth on Exhibit B hereto.

     "Adverse Consequences" shall mean all actions, suits, proceedings, investigations, charges, complaints, claims, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees (including court costs and reasonable attorneys' fees and expenses, whether or not involving a third party claim).

     "Affiliate" shall mean, as to any Person (as hereinafter defined), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

     "Affiliate Agreements" shall have the meaning set forth in Section 7.8 hereof.

     "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     "Balance Sheet" shall have the meaning set forth in Section 5.2(a) hereof.

     "Base Amount" shall have the meaning set forth in Section 3.5(d) hereof.

     "Business" shall have the meaning set forth in the recitals hereto.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law or executive order to close.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement, as provided for in Section 3.1 hereof.

     "Closing Covenants" shall have the meaning set forth in Section 9.2(a) hereof.

     "Closing Date" shall have the meaning set forth in Section 3.1 hereof.

     "Closing Working Capital" shall have the meaning set forth in Section 3.5(a) hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Companies" shall have the meaning set forth in the recitals hereto.

     "Competition Laws" shall mean foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other foreign laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including any such applicable Laws of Mexico.

     "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated February 8, 2005, between Purchaser and HLI Opco.

     "Consents" shall have the meaning set forth in Section 5.5(a) hereof.

     "Continuing Employees" shall have the meaning set forth in Section 7.17(a) hereof.

     "Contracts" shall have the meaning set forth in Section 5.11(a) hereof.

     "Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of April 11, 2005, by and among HLI Opco, as Borrower, Hayes Lemmerz International, Inc., the Lenders and Issuers listed therein, Citicorp North America, Inc., as First Lien Agent, Second Lien Agent and Collateral Agent, Lehman Commercial Paper, Inc., as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent, including any related Mortgages, Deeds of Trust, Guaranties, Pledge and Security Agreements, or other documents executed in connection therewith by Sellers or any of the Companies, all as amended through the date hereof.

     "Damages" shall have the meaning set forth in Section 9.1(a) hereof.

     "Disk Brake Business" shall have the meaning set forth in Section 7.12(a) hereof.

     "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, remediation costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by any of the Companies, or (b) circumstances forming the basis of any violation of any Environmental Law.

     "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including any such applicable Laws of Mexico.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) that together with HLI Hub & Drum would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

     "ERISA Plans" shall have the meaning set forth in Section 5.10(a) hereof.

     "Escrow Agreement" shall have the meaning set forth in Section 7.18 hereof.

     "Escrow Agent" shall have the meaning set forth in Section 7.18 hereof.

     "Excepted Seller Claims" shall have the meaning set forth in Section 9.2(b) hereof.

     "Final Closing Working Capital" shall have the meaning set forth in Section 3.5(c) hereto.

     "Financial Statements" shall have the meaning set forth in Section 5.2(a) hereof.

     "GAAP" shall mean United States generally accepted accounting principles and practices in effect from time to time as consistently applied.

     "Governmental Authority" shall have the meaning set forth in Section 5.5(a) hereof.

     "Hayes Mexico" shall have the meaning set forth in the recitals hereto.

     "Hayes Mexico Shares" shall have the meaning set forth in the recitals hereto.

     "Hazardous Materials" shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5 or otherwise defined as such by, or regulated as such under, any Environmental Laws in force in Mexico, including materials peligrosos or residuos peligrosos as each of such terms are defined under the applicable Environmental Laws in force in Mexico and any other substances characterized or otherwise defined as "hazardous" under any Environmental Laws in force in Mexico.

     "HLI Affiliated Group" shall mean the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which Parent is the common parent.

     "HLI Commercial Highway" shall have the meaning set forth in the recitals hereto.

     "HLI Commercial Holding" shall have the meaning set forth in the recitals hereto.

     "HLI Opco" shall have the meaning set forth in the recitals hereto.

     "HLI Hub & Drum" shall have the meaning set forth in the recitals hereto.

     "HLI Hub & Drum Shares" shall have the meaning set forth in the recitals hereto.

     "HLI Mexico" shall have the meaning set forth in the recitals hereto.

     "HLI Mexico Shares" shall have the meaning set forth in the recitals hereto.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Improvements" shall mean all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of the Owned Realty, in each case to the extent owned by the Companies.

     "Indebtedness" of any Person at any date shall include (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person (including letters of credit), (d) all liabilities secured by any Lien (as hereinafter defined) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (e) all direct or indirect guarantees of any of the foregoing for the benefit of another Person.

     "Indenture" shall mean the Indenture dated as of June 3, 2003 with respect to HLI Opco's 10 1/2% Senior Notes Due 2010.

     "Initial Purchase Price" shall have the meaning set forth in Section 2.3 hereof.

     "Intellectual Property" shall have the meaning set forth in Section 5.17 hereof.

     "Inter-Company Loan Documents" shall mean the following documents pursuant to which Hayes Mexico borrows money from certain Affiliates: Asset and Accounts Receivable Pledge Agreement in favor of HLI Netherlands B.V.; Second Place Asset Pledge and Receivables Agreement in favor of HLI Swiss Holdings, LLC; Shares Pledge Agreement; Corporate Guaranty; First Security Mortgage in favor of HLI Netherlands B.V.; Second Security Mortgage in favor of HLI Swiss Holdings and Intercompany Note.

     "IRS" shall mean the Internal Revenue Service of the United States.

     "Labor Laws" shall have the meaning set forth in Section 5.15 hereof.

     "Laws" shall mean any United States or Mexican federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

     "Leased Realty" shall have the meaning set forth in Section 5.14(a) hereof.

     "Leases" shall have the meaning set forth in Section 5.14(d) hereof.

     "License Agreement" shall have the meaning set forth in Section 7.14 hereof.

     "Liens" shall mean any lien, security interest, mortgage, pledge, charge or similar encumbrance.

     "Litigation" shall have the meaning set forth in Section 5.6 hereof.

     "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations or financial condition of the Companies, taken as a whole, except any such effect resulting primarily from (a) this Agreement, the transactions contemplated by this Agreement or the announcement thereof, or
(b) Purchaser's announcement or other disclosure of its plans or intentions with respect to the conduct of the Business (or any portion thereof) of the Companies.

     "Material Contracts" shall have the meaning set forth in Section 5.11(b) hereto.

     "Mexican Plans" shall have the meaning set forth in Section 5.10(i) hereof.

     "Mexico Allocation" shall have the meaning set forth in Section 11.2(b)(ii) hereof.

     "Ordinary Course of Business" shall mean, with respect to a Company or the Sellers, as applicable, the ordinary course of business of such Company (or the Sellers) and consistent with such Company's (or the Sellers') past practices.

     "Owned Realty" shall have the meaning set forth in Section 5.14(a) hereof.

     "Parent" shall mean Hayes Lemmerz International, Inc.

     "Participants" shall have the meaning set forth in Section 7.17(e) hereof.

     "Permits" shall have the meaning set forth in Section 5.8 hereof.

     "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) Liens for Taxes (as hereinafter defined), assessments and other governmental charges which are not delinquent or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings (for which reserves have been made in the Financial Statements), (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, would not materially detract from the value of the property or asset to which it relates or materially impair the ability of the Companies to use the property or asset to which it relates in substantially the same manner as it was used prior to the Closing Date, (iv) liens created by Purchaser in connection with the financing of the acquisition of the Owned Realty, (v) statutory liens and similar encumbrances in favor of landlords, (vi) with respect to the Owned Realty located in Mexico, all matters disclosed in title policies, commitments, binders, reports, abstracts, certificates or other title-related materials furnished or made available to Purchaser prior to the Closing Date and (vii) with respect to the Owned Realty located in the United States, all Liens disclosed on Schedules 5.14(b) and (c), other than those indicated thereon to be released or terminated on the Closing Date.

     "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

     "Plans" shall have the meaning set forth in Section 5.10(i) hereof.

     "Plants" shall have the meaning set forth in the recitals hereto.

     "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and that portion to and including the Closing Date of any taxable period that includes (but does not necessarily end on) the Closing Date.

     "Prime Rate" shall mean the national average prime lending rate of interest as published from time to time in The Wall Street Journal.

     "Purchase Price Adjustment" shall have the meaning set forth in Section 3.5(a) hereof.

     "Purchaser" shall have the meaning set forth in the preamble hereto.

     "Purchaser Group" shall have the meaning set forth in Section 9.1(a) hereof.

     "Purchaser Plans" shall have the meaning set forth in Section 7.17(b) hereof.

     "Purchaser's Closing Schedule" shall have the meaning set forth in Section 3.5(a) hereof.

     "Purchaser's Dispute Notice" shall have the meaning set forth in Section 3.5(a) hereof.

     "Purchaser's Savings Plan" shall have the meaning set forth in Section 7.17(d) hereof.

     "Related Party Agreements" shall have the meaning set forth in Section 5.7 hereof.

     "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) at the property, or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     "Retiree Medical Benefits" shall have the meaning set forth in Section 7.17(e) hereof.

     "Retiree Medical Plan" shall have the meaning set forth in Section 7.17(e) hereof.

     "Retained Liability" means any item disclosed on the Schedules hereto that is marked as a Retained Liability.

     "Schedule" shall mean the disclosure schedule being delivered by Sellers concurrently with the execution of this Agreement, as the same may be amended from time to time by the delivery of amended or supplemental disclosure schedules as provided in Section 7.9 hereof.

     "Section 338(g) Election" shall have the meaning set forth in Section 11.2(b)(i) hereof.

     "Section 338(h)(10) Election" shall have the meaning set forth in Section 11.2(a)(i) hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Seller" and "Sellers" shall have the meanings set forth in the preamble hereto.

     "Seller Claims" shall have the meaning set forth in Section 9.1(a) hereof.

     "Seller Hayes Mexico Share" shall have the meaning set forth in the recitals hereto.

     "Sellers' Closing Schedule" shall have the meaning set forth in Section 3.5(a) hereof.

     "Sellers' Savings Plan" shall have the meaning set forth in Section 7.17(d) hereof.

     "Shares" shall have the meaning set forth in the recitals hereto.

     "Standby Letter of Credit" shall have the meaning set forth in Section 7.17(e) hereof.

     "Stock Purchase" shall have the meaning set forth in the recitals hereto.

     "Tax Law" shall mean any Law relating to Taxes.

     "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any foreign, Mexican or United States federal, state or local Governmental Authority or subdivision or agency thereof, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value-added, import or export duties or other taxes or duties, including any interest, penalties, additions to tax or additional amount, attributable thereto.

     "Threshold Indemnification Amount" shall have the meaning set forth in
Section 9.2(b) hereof.

     "Transition Services Agreement" shall have the meaning set forth in Section
7.13 hereof.

     "Treasury Regulations" shall mean the income tax regulations (final and temporary) promulgated under the Code, as they may be in effect from time to time. References to specific sections of the Treasury Regulations shall be to such sections as amended, supplemented or superseded by Treasury Regulations currently in effect.

     "U.S. Allocation" shall have the meaning set forth in Section 11.2(a)(iii) hereof.

     "U.S. Plans" shall have the meaning set forth in Section 5.10(a) hereof.

     "Vacant Land" shall mean the land in Ecatopec, State of Mexico, Mexico, which is located at "Chavarria Segundo" ("San Cayetano II"), Mineral de la Reforma, Hidalgo.

     "WARN Act" shall have the meaning set forth in Section 5.15 hereof.

     "Working Capital" shall mean, as of any date of determination: (i) the sum of (A) cash and cash equivalents, including value-added tax recoverables, (B) trade accounts receivable less allowance for bad debt, (C) inventory, (D) prepaid expenses and (E) any other current assets, minus (ii) the sum of (A) trade accounts payable, (B) the current portion of accrued expenses, and (C) any other current liabilities, in each case, calculated in accordance with the Accounting Principles and as used in determining the Base Amount, the calculation of which is set forth in Exhibit A. In calculating Working Capital, all reserves and other accounts shall be calculated on a consolidated basis for all the Companies using the Accounting Principles. In calculating Working Capital, inventory shall include raw materials, work in process, finished goods and factory supplies, net of applicable reserves, in each case, determined in accordance with the Accounting Principles.

     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

     Section 1.3 Other Definitional Provisions.

          (a) The words "hereof", "herein", "hereto", "hereunder" and "hereinafter" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) The term "dollars" and character "$" shall mean United States dollars.

          (d) The word "including" shall mean including, without limitation, and the words "include" and "includes" shall have corresponding meanings.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

     Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all right, title and interest in and to the Shares, free and clear of any and all Liens.

     Section 2.2 Conveyance. Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery to Purchaser or, at Purchaser's request, to any other designee of Purchaser, by HLI Commercial Highway of stock certificates representing the Hub & Drum Shares, by HLI Commercial Holding of stock certificates representing the HLI Mexico Shares, and by HLI Opco of stock certificates representing the Seller Hayes Mexico Share, and in the case of all Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the Shares to Purchaser (or to any designee of Purchaser), free and clear of any and all Liens. Additionally, the transfer of the Seller Hayes Mexico Share by HLI Opco, shall be duly recorded in the "Register of Shareholders" maintained by Hayes Mexico.

     Section 2.3 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of such sale, conveyance, assignment, transfer and delivery of the Shares by Sellers, Purchaser shall pay or cause to be paid to Sellers, an aggregate amount in cash equal to (i) if the Closing Date occurs on or before November 11, 2005, $51,075,000, or (ii) if the Closing Date occurs after November 11, 2005, an amount equal to the difference of (A) $51,475,000, minus (B) an amount equal to $25,000 multiplied by the number of days from (but excluding) November 11, 2005 to (and including) the date that the Closing Date occurs (the amount determined by application of clause (i) or (ii), the "Initial Purchase Price"). The Initial Purchase Price shall be subject to post-Closing Date adjustment pursuant to
Section 3.5 hereof.

                                   ARTICLE III

                                     CLOSING

     Section 3.1 Closing. The closing of the Stock Purchase (the "Closing") shall take place at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane,New York, NY 10038, at 10:00 a.m. (local time), on the first Business Day following the satisfaction or waiver of the conditions precedent specified in
Article VIII hereof, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

     Section 3.2 Deliveries by Sellers and the Companies. At the Closing, Sellers and the Companies, as applicable, shall deliver or cause to be delivered to Purchaser (unless delivered previously) the following:

          (a) the stock certificate or stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are reasonably necessary to transfer title to the Shares;

          (b) a resolution, in form and substance reasonably satisfactory to Sellers and Purchaser, duly adopted by the stockholder or stockholders of each Company pursuant to which (i) each of the officers and directors of such Company appointed by Sellers are released from any and all liabilities which they may have incurred as a result of their service to such Company, other than those resulting from gross negligence or willful misconduct; and (ii) the cancellation of powers of attorney;

          (c) the Transition Services Agreement, duly executed by HLI Opco or one of its Affiliates;

          (d) the License Agreement, duly executed by HLI Opco or one of its Affiliates;

          (e) a release from each Seller, in form and substance reasonably satisfactory to Sellers and Purchaser;

          (f) a release from the Companies, in form and substance reasonably satisfactory to Sellers and Purchaser;

          (g) assignments of the Intellectual Property, in substantially the forms attached hereto as Exhibit J;

          (h) an officer's certificate dated as of the Closing Date certifying the satisfaction of the conditions set forth in Section 8.2(a), (b) and (c);

          (i) legal opinions from Skadden, Arps, Slate Meagher & Flom LLP, counsel to Sellers, and Pat Cauley, general counsel to HLI Opco, each dated as of the Closing Date, and addressed to the Purchaser, in substantially the forms attached hereto as Exhibits F and G, respectively;

          (j) copies of the written resignations (effective as of the Closing) of the officers and members of the Board of Directors of the Companies set forth on Schedule 7.11;

          (k) copies of payoff letters and releases (i) discharging Hayes Mexico for all borrowings and other amounts outstanding under the Inter-Company Loan Documents and (ii) releasing HLI Mexico and HLI Hub & Drum from any obligations under any guarantees made on behalf of the Sellers or in connection with any other Affiliate Agreements;

          (l) terminations of all Affiliate Agreements, in form and substance reasonably satisfactory to Sellers and Purchaser;

          (m) a certification of each Seller's non-foreign status, as set forth in Treasury Regulations Section 1.1445-2(b);

          (n) certificate issued by the Secretary of Hayes Mexico confirming that the transfer of the Seller Hayes Mexico Share by HLI Opco in favor of the Purchaser has been duly recorded in the "Register of Shareholders" maintained by Hayes Mexico;

          (o) releases of all Liens on the Shares and all Liens other than Permitted Liens on any of Companies' assets, including without limitation any pay-off letters, UCC-3 termination statements and other documents required hereunder in connection with such releases, in each case, in form and substance reasonably satisfactory to Purchaser; and

          (p) all other documents, certificates, instruments or writings required to be delivered by Sellers or the Companies at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

     Section 3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers (unless delivered previously) the following:

          (a) a wire transfer of federal or other immediately available funds to the account designated by Sellers at least two (2) Business Days prior to the Closing Date in an aggregate amount equal to the Initial Purchase Price;

          (b) the Transition Services Agreement, duly executed by Purchaser or one of its Affiliates;

          (c) the License Agreement, duly executed by Purchaser or one of its Affiliates;

          (d) an officer's certificate dated as of the Closing Date certifying the satisfaction of the conditions set forth in Section 8.3(a) and (b);

          (e) legal opinions from Stroock & Stroock & Lavan LLP, counsel to Purchaser, and Richard A. Buccarelli, general counsel to the Purchaser, each dated as of the Closing Date, and addressed to the Sellers, in substantially the forms attached hereto as Exhibits H and I, respectively

          (f) the Standby Letter of Credit; and

          (g) all other documents, certificates, instruments or writings reasonably required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

     Section 3.4 Simultaneous Transactions. All of the transactions contemplated by this Agreement shall be deemed to occur simultaneously, and no such transaction shall be deemed to have been consummated until all such transactions have been consummated.

     Section 3.5 Purchase Price Adjustment.

          (a) The Initial Purchase Price shall be subject to adjustment as set forth in this Section 3.5 (the "Purchase Price Adjustment"). As promptly as practicable, but in no event later than 45 days after the Closing Date, Sellers shall prepare and deliver to Purchaser a schedule (the "Sellers' Closing Schedule"), prepared in accordance with the Accounting Principles and certified by HLI Opco's Chief Financial Officer, setting forth in reasonable detail Sellers' calculation of Working Capital as of the Closing Date ("Closing Working Capital"). Purchaser will give Sellers and their representatives reasonable access, during the normal business hours of Purchaser, to all personnel, books and records (including bank statements, collection information and other accounts receivable information) of the Companies as reasonably requested by Sellers to assist them in their preparation of Sellers' Closing Schedule. As promptly as practicable, but in no event later than 60 days after its receipt of the Sellers' Closing Schedule (subject to an automatic 30-day extension, if requested by the Purchaser), Purchaser shall engage Ernst & Young LLP to audit the Closing Working Capital. Sellers will give Purchaser and its representatives reasonable access, during the normal business hours of Sellers, to all personnel, books and records (including bank statements, collection information and other accounts receivable information) of the Sellers (to the extent relevant to the Companies) and the Companies (to the extent retained by Sellers after the Closing Date) as reasonably requested by Purchaser to assist it in its audit of the Closing Working Capital. No later than the last day of such 60-day or 90-day period, as applicable, Purchaser shall prepare and deliver to Sellers a schedule ("Purchaser's Closing Schedule"), prepared in accordance with the Accounting Principles, setting forth in reasonable detail Purchaser's calculation of Closing Working Capital and certified by Ernst & Young LLP. Purchaser shall cause Ernst & Young LLP to allow Sellers access to any work papers used in connection with the audit of the Closing Working Capital at the offices of Ernst & Young LLP, subject to Sellers having entered into a customary agreement with Ernst & Young LLP regarding the use of such work papers, the confidentiality thereof and similar matters. Sellers shall promptly reimburse Purchaser for one half of the reasonable and customary costs, fees and expenses of Ernst & Young LLP's audit of the Closing Working

Capital paid by Purchaser. If the Closing Working Capital shown on Purchaser's Closing Schedule is the same, or greater than, Sellers' calculation of Closing Working Capital as set forth in Sellers' Closing Schedule, the Purchaser's calculation thereof shall be the "Final Working Capital." If the Closing Working Capital shown on Purchaser's Closing Schedule is less than Sellers' calculation of Closing Working Capital as set forth in Sellers' Closing Schedule, Purchaser's Closing Schedule shall be deemed written notice ("Purchaser's Dispute Notice") that Purchaser disagrees with Sellers' calculation of Closing Working Capital as set forth in Sellers' Closing Schedule.

          (b) Upon receipt by (or deemed notice to) Sellers of Purchaser's Dispute Notice, Sellers and Purchaser shall negotiate in good faith to resolve any disagreement with respect to Closing Working Capital. To the extent Purchaser and Sellers are unable to agree with respect to Closing Working Capital within 30 days after receipt by (or deemed notice to) Sellers of Purchaser's Dispute Notice and the parties have not mutually agreed to extend such deadline, Purchaser and Sellers shall promptly select a mutually acceptable, nationally recognized independent accounting firm (the "Accounting Firm") with no material relationship to Purchaser or Sellers or any of their respective Affiliates and submit their dispute to such accounting firm for a binding resolution. If, within 10 days after such 30-day period, Purchaser and Sellers are not able to agree upon an Accounting Firm, upon demand of either Purchaser or Sellers, the appointment of an Accounting Firm will be finally determined by binding arbitration in Detroit, Michigan by a single arbitrator pursuant to the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association. The fees and expenses of the Accounting Firm and arbitrator shall be paid one-half by Sellers and one-half by Purchaser.

          (c) Not later than 30 days after the engagement of the Accounting Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), Sellers and Purchaser shall submit simultaneous briefs to the Accounting Firm (with a copy to the other party) setting forth their respective positions regarding the issues in dispute, which disputes shall be limited to the discrepancies between the Sellers' Closing Schedule and the Purchaser's Dispute Notice. If additional briefing, a hearing, or other information is required by the Accounting Firm, the Accounting Firm shall give notice thereof to the parties as soon as practicable within 5 days after the expiration of such 30-day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date. Sellers and Purchaser shall instruct the Accounting Firm to render its decision resolving the dispute within 30 days after submission of the reply briefs or, in the event additional information or a hearing is required, within 30 days after the submission of such additional information or the completion of such hearing, as the case may be. The determination of the Accounting Firm with respect to Closing Working Capital cannot, however, be in excess of the calculation of Closing Working Capital set forth in the Sellers' Closing Schedule nor less than the calculation of Closing Working Capital set forth in the Purchaser's Dispute Notice. Closing Working Capital, as agreed upon by Sellers and Purchaser, as determined pursuant to the second to last sentence of Section 3.5(a), or as determined by the Accounting Firm in accordance with this Section 3.5(c), shall be final and binding on all parties hereto and shall be referred to herein as the "Final Closing Working Capital."

          (d) The Purchase Price Adjustment shall be made as follows:

               (i) if the Closing Working Capital set forth in the Sellers' Closing Schedule is greater than $12,400,000 (the "Base Amount"), Purchaser shall pay to Sellers 60% of the amount of such excess; subject, if the Closing Date occurs on the last day of a calendar month, to a maximum amount of $3,000,000;

               (ii) if a Purchaser's Dispute Notice has been delivered and (x) the Closing Working Capital as set forth therein is greater than the Base Amount, Purchaser shall pay to Sellers the amount of such excess, less the amount of any payment made by Purchaser pursuant to clause (i) of this
     Section 3.5(d) or (y) if the Base Amount is greater than the Closing Working Capital set forth in the Sellers' Closing Schedule, Sellers shall pay to Purchaser the amount of such excess;

               (iii) if the Final Closing Working Capital is greater than the Base Amount, Purchaser shall pay to Sellers the amount of such excess, less the amount of any payment(s) made by Purchaser pursuant to clauses (i) and
     (ii)(x) of this Section 3.5(d), or (ii) if the Base Amount is greater than the Final Closing Working Capital, Sellers shall pay to Purchaser the amount of such excess, less the amount of any payment made by Sellers pursuant to clause (ii)(y) of this Section 3.5(d); and

               (iv) Purchaser and Sellers agree that (x) if the Closing Date occurs on the last day of a calendar month, Purchaser's aggregate payment obligations under Sections 3.5(d)(i), (ii) and (iii) shall not exceed a maximum amount of $5,000,000 and (y) any payment required to be made pursuant to Section 3.5(d)(i) shall be made within five Business Days after the delivery of Sellers' Closing Schedule, any payment required to be made pursuant to Section 3.5(d)(ii) shall be made within five Business Days after the delivery of Purchaser's Dispute Notice and that any payment required to be made pursuant to Section 3.5(d)(iii) shall be made within five Business Days after the Purchase Price Adjustment becomes final and binding on the parties hereto, in each case, by wire transfer of federal or other immediately available funds to an account or accounts designated by Sellers or Purchaser, as the case may be, to the other party, as applicable.

          (e) The parties agree that the Purchase Price Adjustment contemplated by this Section 3.5 is intended to adjust the Purchase Price for changes in Working Capital from the Base Amount and that such changes may be measured only if the calculation is performed in accordance with (i) the procedures set forth in this Section 3.5 and the definition of Working Capital and (ii) the Accounting Principles. Notwithstanding anything contained herein to the contrary, in the event of any conflict between the requirements of GAAP, and the Accounting Principles used in connection with the preparation of the Balance Sheet and as used in determining the Base Amount, the calculation of which is set forth in Exhibit A, the Accounting Principles shall control.

          (f) Purchaser and each Seller agrees that, following the Closing through the date on which the Final Closing Working Capital becomes final and binding, it shall not, and, in the case of the Purchaser, will cause each of the Companies not to, take any actions with respect to any accounting books, records, policies or procedures on which the Final Closing Working

Capital is to be based that would make it impossible or impracticable to calculate the Final Closing Working Capital in the manner and utilizing the methods required hereby.

          (g) Any Mexican Peso denominated amounts that are used to determine the Final Closing Working Capital shall be converted to U.S. dollars for such purpose at the interbank exchange rate on the Closing Date, as reported and published by The Wall Street Journal on such date.

     Section 3.6 Allocation of Purchase Price. Except as provided in Section 11.2, the parties hereto agree to allocate the Purchase Price among the Shares in the manner to be mutually agreed as soon as practicable (but in any event no later than the Closing), which allocation shall comply with applicable Laws, including the Code. Sellers and Purchaser each hereby agree that such allocation shall be conclusive and binding on each of them for purposes of Mexican and United States federal and, where applicable, state and local Tax Returns and that they will not voluntarily take any position inconsistent therewith. Upon the completion of such allocation, such allocation shall be appended to this Agreement as Schedule 3.6.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby represent and warrant to Purchaser as follows as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date):

     Section 4.1 Organization and Qualification. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.

     Section 4.2 Authority; Binding Effect. Except as set forth on Schedule 4.2, each Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Seller, and no other action, corporate or otherwise, on the part of any Seller or its stockholders is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     Section 4.3 Title to Company Shares. Except as set forth in Schedule 4.3, Sellers are the record owners and have good and valid title to all of the Shares, free and clear of all Liens and, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to consummation of the transactions contemplated hereby set forth in Article VIII hereof, at the Closing Sellers will deliver to Purchaser good and valid title to all of the Shares, free and clear of all Liens.

     Section 4.4 No Violation. The execution and delivery of this Agreement by Sellers do not, and the performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby will not, except as set forth in Schedule 4.4, (i) conflict with or violate the certificate of incorporation or by-laws, in each case, as currently in effect, of any Seller,
(ii) conflict with or violate in any material respect any Laws applicable to any Seller or by which the Shares are bound or are subject, or (iii) result in any material breach of, or constitute a material default (or an event that with notice or lapse of time, or both, would constitute a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the Shares under, any material note, bond, indenture, Contract, permit, franchise or other instrument or obligation to which any Seller is a party or by which the Shares are bound or subject.

     Section 4.5 Absence of Litigation. Except as set forth in Schedule 4.5, there is no Litigation pending or, to the knowledge of Sellers, threatened against any Seller, if adversely determined, nor any judgment, order or decree of any Governmental Authority to which any Seller is a party or subject, that would reasonably be expected to impair (i) Sellers' ability to perform their obligations hereunder or to consummate the transactions contemplated hereby or
(ii) the ability of the Companies to conduct their respective businesses after the Closing Date in substantially the manner as they are now being conducted.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                      SELLERS WITH RESPECT TO THE COMPANIES

     Sellers hereby represent and warrant to Purchaser with respect to the Companies as follows as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date):

     Section 5.1 Organization and Qualification. Each of the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Except as set forth in Schedule 5.1, each of the Companies is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary. Sellers have delivered or made available to Purchaser a complete and correct copy of the certificate of incorporation and by-laws or comparable organizational documents, each as amended to date, of each of the Companies. The certificate of incorporation and by-laws or comparable organizational documents of each of the Companies are in full force and effect, and none of the Companies is in violation of any material provision thereof.

     Section 5.2 Financial Statements and Inventories.

          (a) Attached hereto as Exhibit C are the unaudited consolidated balance sheet of the Companies as of July 31, 2005, and the unaudited consolidated statement of operations of the Companies for each of the fiscal years ended January 31, 2004, and January 31, 2005 and the six-month period ended July 31, 2005 (collectively, the "Financial Statements"). Except as set forth in Schedule 5.2(a), each of the Financial Statements has been prepared in accordance with the Accounting Principles, and fairly presents the consolidated financial position and results of operations of the Companies as of the date or for the period indicated therein. The unaudited consolidated balance sheet of the Companies as of July 31, 2005 included in the Financial Statements is herein referred to as the "Balance Sheet."

          (b) Except as set forth in Schedule 5.2(b), all accounts receivable and notes receivable of the Companies (i) have arisen from bona fide transactions in the ordinary course of business and (ii) are not subject to any right of rescission, setoff, counterclaim or defense (in each case, arising prior to the Closing Date or as a result of any act or omission of any Seller) by any obligor and no such action or defense has been asserted or threatened with respect to any receivable.

          (c) The inventories of each of the Companies consist of a quality and quantity usable and saleable in the Ordinary Course of Business, subject to reserves reflected on the Balance Sheet (which reserves were determined in accordance with the Accounting Principles). All inventories are of a quantity consistent with past practices of the Companies and have been reflected on the Balance Sheet at the lower of cost or market on a "first in first out" basis.

     Section 5.3 Absence of Certain Changes or Events. Except as set forth in
Schedule 5.3, since April 30, 2005, (a) each of the Companies has conducted its business only in the Ordinary Course of Business, (b) there has not occurred, nor has there been any condition, event, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, and (c) none of the Companies has taken any action which, if taken after the execution and delivery of this Agreement, would constitute a breach or violation of Sections 7.1(b), (d), (e), (f), (g), (h), (i), (k), (l), (m) or (n) hereof.

     Section 5.4 Ownership of Stock/Capitalization.

          (a) The authorized capital stock of HLI Mexico consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. The authorized capital stock of HLI Hub & Drum consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding. The authorized capital stock of Hayes Mexico consists of 3,743,000 shares of common stock, par value P.S. $1.00 per share, of which 3,743,000 are issued and outstanding. No shares of capital stock of any of the Companies are reserved for issuance upon exercise of outstanding stock options. No shares of capital stock of any of the Companies are held as treasury stock. Each issued and outstanding share of capital stock of each of the Companies has been duly authorized and validly issued, and is fully paid and nonassessable. None of the issued and outstanding shares of capital stock of any of the Companies has been issued in violation of, or is subject to, any preemptive or subscription rights. All of the issued and outstanding capital stock of HLI Hub & Drum is owned, beneficially and of record, by HLI Commercial Highway, all of the issued and outstanding capital stock of HLI Mexico is owned, beneficially and of record, by HLI Highway Holding, and all of the issued and outstanding capital stock of Hayes Mexico is owned, beneficially and of record, by HLI Mexico, except the Seller Hayes Mexico Share, which is owned, beneficially and of record, by HLI Opco.

          (b) Except as set forth in Schedule 5.4(b), (i) there is no option, warrant or other right, agreement, arrangement, or commitment of any kind whatsoever to which any of the Companies is a party relating to the issued or unissued capital stock or other equity interests of such Company or obligating such Company to grant, issue or sell any share of the capital stock or other equity interests of such Company by sale, lease, license or otherwise; (ii) there is no obligation, contingent or otherwise, of any Company to (A) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of such Company, or (B) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, such Company or any other Person; (iii) none of the Companies, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity; and (iv) there is no voting trust, proxy or other agreement, arrangement, contract or other commitment of any kind whatsoever to which any Company is a party, or by which any Company, or any of their respective properties or assets, is bound with respect to the voting of any share of capital stock or other equity interest of any Company.

          (c) Upon delivery to Purchaser at the Closing of the Shares pursuant to Section 3.2(a) hereof, and payment by Purchaser of the consideration therefor pursuant to Section 3.3(a) hereof, Purchaser shall directly or indirectly acquire and receive all right, title and interest in and to 100% of the issued and outstanding shares of capital stock of the Companies, free and clear of all Liens, except as set forth in Schedule 5.4(c).

     Section 5.5 Consents and Approvals/No Violation.

          (a) The execution and delivery of this Agreement by Sellers do not, and the performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby will not, require any Seller or any Company to obtain (x) any consent, approval, waiver, authorization or permit of, or to make any filing or registration with or notification to ("Consents"), any court, agency or commission, or other governmental entity, authority or instrumentality, whether domestic or foreign ("Governmental Authority"), or (y) any Consent of any third party, except for (i) applicable filing requirements, if any, of the HSR Act or the Competition Laws; (ii) filings required under the Securities and Exchange Act of 1934 to be made by HLI Opco with the United States Securities and Exchange Commission; and (iii) the Consents set forth in
Schedule 5.5(a).

          (b) Provided Sellers have obtained or made the Consents set forth in
Schedule 5.5(a), the execution and delivery of this Agreement by Sellers do not, and the performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby will not, except as set forth in Schedule 5.5(b), (i) conflict with or violate the certificate of incorporation or by-laws or comparable organizational documents, in each case as currently in effect, of any Company, (ii) conflict with or violate any Laws applicable to any Company or by or to which any of their respective properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of any Company under, any material note, bond, indenture, Contract, permit, franchise or other instrument or obligation to which such Company is a party or by or to which any Company or any of their respective properties or assets is bound or subject.

     Section 5.6 Absence of Litigation. Except as set forth in Schedule 5.6, (i) there is no claim, action, suit, proceeding or investigation at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority or arbitral body ("Litigation"), pending or, to the knowledge of Sellers, threatened against any of the Companies or affecting any of their respective properties or assets, and (ii) no Company is a party or subject to, or in default under, any judgment, order or decree of any Governmental Authority.

     Section 5.7 Related Party Agreements. Except as set forth in Schedule 5.7, neither Sellers nor any of their Affiliates (other than the Companies) is a party to any agreement, arrangement, contract or other commitment (the "Related Party Agreements") to which any of the Companies is a party or by or to which any of their respective properties or assets is bound or subject.

     Section 5.8 Permits; Compliance with Laws. Each Company possesses all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted (other than those required under (i) Environmental Laws, which are governed by Section 5.13 hereof, (ii) ERISA and other Laws regarding employee benefit matters, which are governed by Section 5.10 hereof,
(iii) Labor Laws, which are governed by Section 5.15 hereof, and (iv) Tax Laws, which are governed by Section 5.18 hereof) (collectively, the "Permits"), and there is no material claim, action, suit, proceeding or investigation pending or, to the knowledge of Sellers, threatened regarding suspension or cancellation of any such Permits. Schedule 5.8 lists all Permits possessed by each Company. Except as set forth in Schedule 5.8, each Company is in compliance in all material respects with such Permits and with all Laws applicable to it or by or to which any of its properties or assets is bound or subject (other than (i) Environmental Laws, which are governed by Section 5.13 hereof, (ii) ERISA and other Laws regarding employee benefit matters, which are governed by Section
5.10 hereof, (iii) Labor Laws, which are governed by Section 5.15 hereof, and
(iv) Tax Laws, which are governed by Section 5.18 hereof). Except as set forth in Schedule 5.8, each Permit will remain in full force and effect following the Closing.

     Section 5.9 No Undisclosed Liabilities. Except for liabilities and obligations (a) disclosed in the Balance Sheet, (b) incurred in the Ordinary Course of Business since July 31, 2005, or (c) disclosed in Schedule 5.9, none of the Companies has any liabilities or obligations (including, without limitation, contingent, unmatured, unliquidated, unasserted or conditional liabilities or obligations and whether or not GAAP or the Accounting Principles would require the inclusion of such liabilities or obligations on the Balance Sheet). This
Section 5.9 shall apply only in the event that there is no other Section of this Agreement that addresses the representation, warranty, covenant or agreement alleged by Purchaser to have been breached by Sellers. For example, if Purchaser alleges that Sellers have breached a representation relating to an environmental matter, such alleged breach shall be addressed under Section 5.13 and this
Section 5.9 shall not apply.

     Section 5.10 Employee Benefit Plans; ERISA.

          (a) Schedule 5.10(a) sets forth a list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement, and each other employee benefit plan, program or agreement, sponsored, maintained or contributed to or required to be contributed to by any of the Companies or by any ERISA Affiliate, for the benefit of any employee or former employee of any of HLI Hub & Drum and its subsidiaries (collectively, the "U.S. Plans"). Schedule 5.10(a) identifies each of the U.S. Plans that is an "employee pension plan," as that term is defined in
Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Sellers have provided to Purchaser copies of the U.S. Plans, available descriptions thereof, the Form 5500 annual reports for the three most recent plan years and the actuarial valuation reports for the three most recent plan years with respect to each U.S. Plan (to the extent applicable).

          (b) Each U.S. Plan has been created, operated and administered in all material respects in accordance with its terms and in compliance with applicable Laws.

          (c) No liability under Title IV of ERISA has been incurred by HLI Hub & Drum or any ERISA Affiliate that has not been satisfied in full, and, to Sellers' knowledge, no condition exists that presents a risk to HLI Hub & Drum or any ERISA Affiliate of incurring a liability under Title IV of ERISA, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and no amendment has occurred which would reasonably be expected to require or has required any of the Companies to provide security to any ERISA Plan under Section 401(a)(29) of the Code. Except as set forth in Schedule 5.10(c), with respect to each ERISA Plan subject to Title IV of ERISA, as of each such ERISA Plan's most recent annual valuation date, the assets for each such ERISA Plan are at least equal in value to the present value of the accrued benefits (determined as of the most recent annual valuation date) of the participants in such ERISA Plan, based on the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary.

          (d) Full payment has been made of all amounts that HLI Hub & Drum or any ERISA Affiliate is required to pay under the terms of each ERISA Plan and
Section 412 of the Code as of the last day of the most recent Plan year thereof ended prior to the date of this Agreement, and all such amounts properly accrued through the Closing Date with respect to the current Plan year thereof will be paid by the applicable Company on or prior to the Closing Date or will be properly recorded in the consolidated financial statements of the Companies in accordance with the Accounting Principles.

          (e) No ERISA Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

          (f) Each ERISA Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter to the effect that it is so qualified and that the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to Sellers' knowledge, no circumstances exist that would reasonably be expected to result in such Plan no longer being qualified.

          (g) Except as set forth in Schedule 5.10(g), no U.S. Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of any Company or any ERISA Affiliate beyond their retirement or other termination of service (other than coverage mandated by applicable Laws), and neither any Company nor any ERISA Affiliate has any binding obligation to provide any employee or group of employees with any such benefits upon their retirement or termination of employment.

          (h) Except as set forth in Schedule 5.10(h), neither the execution and delivery of this Agreement by Sellers nor the performance by Sellers of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former director, officer or employee of any Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment from such Company or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.

          (i) Schedule 5.10(i) sets forth a list of each material employee benefit plan, program, agreement or arrangement that is sponsored, maintained or contributed to, or required to be contributed to, by any of HLI Mexico and its Affiliates for the benefit of any employee or former employee of any of Hayes Mexico and its subsidiaries (the "Mexican Plans" and, collectively with the U.S. Plans, the "Plans"). To Sellers' knowledge, each Mexican Plan is in compliance in all material respects with all Laws applicable thereto and the respective requirements of the governing documents for such Plan.

          (j) Hayes Mexico has duly registered its employees before the Mexican Institute of Social Security, National Fund of Housing Institute and Savings for Retirement Fund System, and is in material compliance with all applicable social security and labor laws. All contributions (including all employer contributions and employees' salaries contributions) or premium payments required to have been made under the terms of any "employee benefit plan", or in accordance with applicable legal requirements, including, without limitation all employer contributions quotas to the Mexican Institute of Security, National Fund of Housing Institute, Savings for Retirement Fund System, have been timely made by Hayes Mexico in respect of each Hayes Mexico employee's salary.

     Section 5.11 Material Contracts.

          (a) Schedule 5.11(a) sets forth a list of each of the following agreements, contracts, mortgages, leases and licenses to which any of the Companies is a party or by or to which any of their respective properties or assets is bound or subject (each a "Contract")(other than Contracts that (i) (A) involve aggregate obligations of any Company in any future twelve-month period of $75,000 or less, or (B) are purchase orders issued or received by any Company in the Ordinary Course of Business; (ii) are U.S. Plans listed in Schedule 5.10(a) or Mexican Plans listed in Schedule 5.10(i);
(iii) are Related Party Agreements listed in Schedule 5.7; or (iv) are Leases listed in Schedule 5.14(c)):

               (i) employment, severance, termination or consulting Contracts;

               (ii) employee collective bargaining Contracts and other Contracts with any labor union;

               (iii) covenants not to compete and Contracts that restrict or limit in any material respect the ability of any Company to compete in any line of business or with any person in any area;

               (iv) Contracts under which any Company is a lessor or sublessor of, or makes available for use by any third party, (A) any real property owned or leased by such Company, or any portion of premises otherwise occupied by any of the Companies, or (B) any material personal property owned or leased by any of the Companies;

               (v) Contracts under which any of the Companies has borrowed or loaned any money or issued any note, bond, indenture or other evidence of Indebtedness or directly or indirectly guaranteed any indebtedness, liability or obligation of any third party (other than any endorsement for the purpose of collection, any loan made to any employee for relocation, travel or other employment-related purposes, in each case, in the Ordinary Course of Business);

               (vi) joint venture Contracts;

               (vii) (A) continuing contracts for the future purchase of materials, supplies or equipment, (B) management, service or other similar type of contracts or (C) advertising contracts;

               (viii) mortgages, pledges, security agreements, deeds of trust or other documents granting a Lien;

               (ix) Contracts (A) providing for the payment of any bonus or commission based on sales or earnings or (B) providing for any bonus or other payment based on the sale of any of the Companies or any portion thereof or any other change of control of any of the Companies, in either case, to any Persons, other than any employees, of any of the Companies;

               (x) Contracts that provide that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered upon a change of control of any of the Companies;

               (xi) Contracts providing for material indemnification obligations by any of the Companies;

               (xii) Contracts with any Governmental Authority except those entered into in the Ordinary Course of Business which are not material to the Companies;

               (xiii) Contracts under which any of the Companies licenses to or from any third party any Intellectual Property;

               (xiv) Contracts obligating any Company to make capital expenditures;

               (xv) Contracts purporting to give any person a power of attorney on behalf of any Company;

               (xvi) Contracts under which any of the Companies guaranties the obligations of another party, except for guaranties executed in connection with the Credit Agreement or the Inter-Company Loan Documents;

               (xvii) Contracts with any officer or director of any Company (including, without limitation, any loan agreements);

               (xviii) Contracts entered into outside of the Ordinary Course of Business; and

               (xix) any product warranties, except for product warranties granted to customers in the Ordinary Course of Business.

          (b) Each Contract listed on Schedule 5.11(a) (the "Material Contracts") is in full force and effect and is the valid and binding obligation of the Company that is a party thereto. Except as set forth in Schedule 5.11(b), no Company or, to the knowledge of Sellers, any other party thereto is in breach of or in default in any material respect under any Material Contract and no event or condition exists which, after notice or lapse of time, or both, would constitute a breach or default in any material respect under any Material Contract.

     Section 5.12 Personal Property. Schedule 5.12 lists substantially all of
(i) each item of personal property owned by each Company with a book value in excess of $15,000 and (ii) each item of personal property leased by each Company with a book value in excess of $15,000. Except as set forth in Schedule 5.12, each of the Companies has good and valid title to, or a valid and enforceable right to use, all personal property (whether tangible or intangible) reflected on the books and records of such Company, free and clear of any and all Liens except Permitted Liens.

     Section 5.13 Environmental Matters.

          (a) Except as set forth in Schedule 5.13(a), each of the Companies has been in material compliance, and is in material compliance, with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each of the Companies of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Schedule 5.13(a), lists all Permits required under applicable Environmental Laws. Except as set forth in Schedule 5.13(a), each

Company possesses each Permit required of it under applicable Environmental Laws and each such Permit will remain in full force and effect following the Closing.

          (b) Except as set forth in Schedule 5.13(b), there is no Environmental Claim pending or, to the knowledge of Sellers, threatened against any of the Companies or, to the knowledge of Sellers, against any Person whose liability for any Environmental Claim any of the Companies has or may have retained or assumed either contractually or by operation of law. Except as set forth in
Schedule 5.13(b), there have been no Releases of Hazardous Materials by any of the Companies on, beneath or adjacent to any property currently or formerly owned, operated, or leased by any of the Companies.

          (c) Except as disclosed in Schedule 5.13(c), the Companies have not, and no other Person has, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on or beneath any property currently or formerly owned, operated or leased by any of the Companies, other than in material compliance with applicable Environmental Laws and the Companies have not disposed of or arranged for the disposal or treatment of Hazardous Materials at any other location which could result in any Environmental Claim being asserted against the Companies.

          (d) Sellers have delivered or otherwise made available for inspection to Purchaser copies and results of any material reports, studies, analyses, tests or monitoring possessed by Sellers or any of the Companies, pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any of the Companies, or regarding such Company's compliance with applicable Environmental Laws.

     Section 5.14 Real Property.

          (a) Schedule 5.14(a) sets forth a list of all real property to which any Company has legal or equitable title (the "Owned Realty") or in which any Company has a valid and subsisting leasehold interest (the "Leased Realty"), and sets forth for each such Owned Realty and Leased Realty the title or interest held by any Company. Copies of the most recent title insurance reports issued to the Companies with respect to the Owned Realty, and in Sellers' or the Companies' possession, have been furnished or made available to Purchaser prior to the date hereof.

          (b) Each Company set forth in Schedule 5.14(a) as the owner of a particular piece of the Owned Realty has good and marketable fee title to such Owned Realty, free and clear of any and all Liens (except Permitted Liens and the leases, subleases, rights of parties in possession, easements and encroachments set forth in Schedule 5.14(b)).

          (c) Except as set forth in Schedule 5.14(c), (i) the Improvements are located wholly within the boundaries of the Owned Realty and do not encroach upon any registered or unregistered easement or right-of-way affecting the Owned Realty and (ii) there is no material encroachment into the Owned Realty by buildings or improvements owned by the owners of adjoined real property.

          (d) Each Company set forth in Schedule 5.14(a) as the lessee of a particular piece of Leased Realty possesses a valid and subsisting leasehold or other interest in such Leased Realty pursuant to the leases or other instruments set forth in Schedule 5.14(d) (the "Leases"), free and clear of any and all Liens (except Permitted Liens, the subleases, rights of parties in possession, easements and encroachments set forth in Schedule 5.14(d) and such other encumbrances as may affect the estate of the landlord under any lease). Each Lease to which any of the Companies is a party is in full force and effect, and is the valid and binding obligation of the Company party thereto, as the case may be, and, to the knowledge of Sellers, is the valid and binding obligation of each other party thereto in accordance with its terms, and there is not under any Lease any existing material default by any Company or, to the knowledge of Sellers, any other party thereto, or, to the knowledge of Sellers, any condition or event which, with notice or lapse of time, or both, would constitute such a default.

          (e) Notwithstanding the forgoing, or anything to the contrary in this Agreement, Sellers do not make any representations or warranties whatsoever with respect to the Vacant Land.

     Section 5.15 Labor Matters. Except as set forth in Schedule 5.15, (a) no Company is a party to: (i) any collective bargaining agreement or similar agreement with any labor organization or employee association, or (ii) any other written contract concerning employment; (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and, to the knowledge of Sellers, no such grievance or proceeding is threatened; (c) since December 5, 2001, there has not been, nor is there pending or, to the knowledge of Sellers, threatened in writing, (i) any labor dispute between any Company and any labor organization, or any strike, slowdown, or other similar organized labor activity involving any employee of any Company or affecting any Company, or (ii) any union organizing, or election activity involving, any employee of any Company; (d) each of the Companies is, and has been in compliance in all material respects with all United States and Mexican federal, state and local Laws regarding labor, employment, equal employment opportunity, employment discrimination and harassment, employment practices, conditions of employment, occupational safety and health, working conditions, immigration, wages and hours, including any bargaining or other obligations under the National Labor Relations Act and the Mexican Federal Labor Law (collectively, "Labor Laws"); (e) to the knowledge of Sellers, none of the Companies is engaged in any unfair labor practice, there is no unfair labor practice charge pending or, to the knowledge of Sellers, threatened against any of the Companies before the National Labor Relations Board, the Mexican Federal and Local Boards of Conciliation and Arbitration or other labor relations tribunal or board or any other Governmental Authority and there are no facts upon which any such claim could be based; (f) to the knowledge of Sellers, no Company has received notice of the intent of any Governmental Authority responsible for the enforcement of any Labor Law to conduct an investigation with respect to or relating to such Company, no such investigation is in progress and there are no facts upon which any such claim could be based; (g) there exists no pending or, to the knowledge of Sellers, threatened lawsuit, administrative proceeding or investigation between any Company and any current or former director, officer or employee of any Company, including any claim for wrongful termination, breach of express or implied contract of employment or for violation of equal employment opportunity laws and there are no facts upon which any such claim could be based; (h) neither HLI Mexico nor HLI Hub & Drum has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining

Notification Act of 1988 (the "WARN Act")) or the Mexican Federal Labor Law affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Company or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of HLI Mexico or HLI Hub & Drum without complying with the WARN Act and the Mexican Federal Labor Law; nor, to the knowledge of Sellers, has any Company been affected by any transaction or engaged in any layoff or employment termination of employees of any Company sufficient in number to trigger application of any similar United States or Mexican federal, state or local Law without complying with any such Law. As of the Closing Date, each of the Companies shall have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees employed as of the Closing Date. All individuals who perform services for each of the Companies have been properly classified as employees or independent contractors. Each of the Companies is not delinquent in payments to any Company employee (or any third parties) for any wages, salaries, commissions, bonuses, profit sharing, incentives, or other compensation or benefits for any services performed by them to date or amounts required to be reimbursed to such employees; and (i) there exists no pending or, to the knowledge of the Sellers, threatened administrative proceedings involving payments to the Mexican Institute of Social Security, National Fund of Housing Institute and Savings for Retirement Fund System.

     As of the Closing Date, each of the Companies shall have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees employed as of the Closing Date, in accordance with the applicable legal requirements, including without limitation, all employer and employee quotas payable to the Mexican Institute of Social Security, National Fund of Housing Institute and Savings for Retirement Fund System . All individuals who perform services for each of the Companies have been properly classified as employees.

     Each of the Companies is not delinquent in the payment of employer employee quotas payable to the Mexican Institute of Social Security, National Fund of Housing Institute and Savings for Retirement Fund System.

     Section 5.16 Insurance. Set forth in Schedule 5.16 is a list and a general description of all material primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to each of the Companies and their respective directors and officers. Except as set forth in Schedule 5.16 (i) all such policies are in full force and effect (except that Sellers intend to terminate the coverage of the Companies and their respective directors and officers under such policies effective as of the Closing Date), (ii) during the last three years no insurer has refused coverage for any material claim under such policies and (iii) no pending notice of default, cancellation or termination (except for termination notices issued by insurers in the Ordinary Course of Business towards the expiration date of a policy) has been received by any of the Companies with respect to any such policy.

     Section 5.17 Intellectual Property. Each of the Companies owns or has a valid and enforceable right to use all copyrights, trade names, trademarks, service marks, service names, trade secrets, designs, licenses, patents, plant variety protection certificates and other intellectual property rights, including, without limitation, know-how (whether related to any of the foregoing or otherwise) (including pending applications for any of the foregoing) (collectively,

"Intellectual Property"), used in or necessary to the conduct by such Company of its respective business as now being conducted. Schedule 5.17 sets forth a list of the Intellectual Property material to the Companies, identifies the owner thereof, the right to use or other interest therein of any Company, and, with respect to each registration, grant and application, the jurisdiction and record owner thereof. Schedule 5.17 sets forth a list of all licenses of Intellectual Property pursuant to which any Company is a licensor or licensee in respect of any Intellectual Property, other than licenses of commercially available software applications licensed by or for the use of the Companies in the Ordinary Course of Business. Except as set forth in Schedule 5.17, there is no claim, action, suit, proceeding or investigation presently pending, nor has there been any claim, action, suit, proceeding or investigation made or, to the knowledge of Sellers, threatened, nor has any of the Companies received any notice that, and neither the Sellers nor the Companies have knowledge that (a) the operations of or any of the Companies infringe upon or conflict with the rights of any other Person in respect of any Intellectual Property, (b) any Intellectual Property is invalid or unenforceable or that the applicable Company is not the exclusive owner thereof or (c) the Intellectual Property is or has been infringed or misappropriated by any third person.

     Section 5.18 Taxes. Except as set forth in Schedule 5.18:

          (a) Sellers and each of the Companies have (x) duly and timely filed or caused to be filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, and (y) timely paid all Taxes, including estimated Taxes, that are due and payable;

          (b) None of the Companies has violated or is in violation of any applicable Law relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any Mexican or foreign Law and withholding of Taxes in respect of employee wages). Each of the Companies has, within the time and within the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws;

          (c) There are no Liens for Taxes upon the Shares or the assets or properties of any of the Companies except for statutory liens for Taxes not yet due;

          (d) There are no outstanding waivers or comparable Consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any of the Companies;

          (e) None of the Companies has requested an extension of time within which to file any Tax Return in respect of any fiscal year which has not since been filed;

          (f) To Sellers' knowledge, no federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are presently pending with regard to any Taxes or Tax Returns of any of the Companies, and no written notification has been received by any of the Companies that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to any of the Companies or any Tax Return filed by or with respect to any of the Companies;

          (g) None of the Companies is a party to, is bound by, or has any obligation under, any material Tax sharing agreement, Tax indemnification agreement or similar Contract;

          (h) Each of the Companies has established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable for which it is liable;

          (i) The amount of the Companies' transferee, successor, joint, several or contractual liability (including liability pursuant to Treasury Regulations
Section 1.1502-6 for the members of the HLI Affiliated Group) for the Taxes of another Person is not greater than $0.00.

          (j) There are no rulings, requests for rulings or closing agreements specifically relating to either any of the Companies, or any member of any affiliated, combined or unitary group of which it is or was a member, which could affect any of the Companies' Taxes for any period after the Closing;

          (k) None of the Companies has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code;

          (l) None of the Companies is required to include in income any adjustment pursuant to Section 446(e) or Section 481(a) of the Code by reason of a voluntary change in accounting method, and the IRS has not required, and Sellers have no knowledge that the IRS has proposed, any such adjustment or change in accounting method;

          (m) None of the assets of any of the Companies is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code;

          (n) None of the Companies has disposed of property in a transaction being accounted for under the installment method under Section 453 of the Code;

          (o) None of the Companies is now, or was ever a member of any affiliated, combined or unitary group other than an affiliated, combined or unitary group of which the Sellers or Parent was the common parent;

          (p) The Stock Purchase will not be a factor causing any payments to be made by any of the Companies after the Closing not to be deductible (in whole or in part) pursuant to Sections 280G or 162(m) of the Code; and

          (q) The HLI Mexico Shares, the HLI Hub & Drum Shares and the Hayes Mexico Shares meet the requirements of Section 1504(a)(2) of the Code and the Seller, HLI Mexico and HLI Hub & Drum are each a member of a "seller consolidated group" within the meaning of Section 338(h)(10)(B) of the Code.

     Section 5.19 Products Liability. Except as set forth in Schedule 5.19, none of the products sold by the Companies on or prior to the Closing Date: (i) has been the subject of any material customer complaints; (ii) has been rejected by customers in any material quantities; or

(iii) has been the subject of any material products liability or warranty claims against any of the Companies. Except as set forth in Schedule 5.19, there is no material claim, action, suit or proceeding pending of which Sellers or any of the Companies has received written notice from any Governmental Authority, or by or on behalf of any third party, and, no such claim, action, suit or proceeding is threatened by any Governmental Authority, or by or on behalf of any third party, with respect to the products sold by the Companies on or prior to the Closing Date.

     Section 5.20 Brokers. Except for fees payable to Donnelly Penman & Partners, no broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby.

     Section 5.21 Corporate Records. Except as disclosed in Schedule 5.21, the minute books of each of the Companies contain true, correct and complete copies in all material respects of their articles of incorporation, their by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The register of shareholders, register of transfers and register of directors and officers of each of the Companies are complete and accurate in all material respects.

     Section 5.22 Foreign Corrupt Practices Act. To the knowledge of the Sellers and each Company, neither the Sellers nor any such Company, nor any director, officer, agent or employee of the Sellers or any such Company, has taken any action which would cause the Sellers or any such Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

     Section 5.23 Safe Deposit Boxes and Bank Accounts. Schedule 5.23 lists (a) the name of each bank, trust company and other financial institution in which each of the Companies hold accounts or safety deposit boxes and the names of every Person authorized to draw thereon or to have access thereto, and (b) the name of each Person holding a general or special power of attorney from the Companies and a summary of the terms thereof.

     Section 5.24 Sufficiency of Assets and Intercompany Services. The assets owned by the Companies constitute all of the assets, tangible and intangible, necessary to operate the Business immediately after the Closing in substantially the same manner in which it was previously operated by the Companies immediately prior to the Closing. Except as set forth on Schedule 5.24 and except for the services to be provided under the Transition Services Agreement, there are no material intercompany services provided to any of the Companies by the Sellers or by any Affiliate of the Sellers. Except as set forth on Schedule 5.24, there are no assets currently used in the Business that are not owned by the Companies.

     Section 5.25 Material Customers and Suppliers. Schedule 5.25 lists the ten
(10) largest customers and the ten (10) largest suppliers of the Business for the twelve (12) month period ending January 31, 2005, and the aggregate amount which each customer was invoiced and each supplier was paid during such period. Except as set forth in Schedule 5.25, Sellers and the Companies have not received written notice of any intention on the part of any such customer or supplier to cease doing business with the Business or the applicable Company or to modify or change in any materially adverse manner any existing arrangement with the Business or the applicable Company for the purchase or supply of any material products or services. Except as set forth in Schedule 5.25, to the knowledge of the Sellers, the relationships of each of the Companies with each of their principal suppliers, shippers and customers are satisfactory, and there are no material unresolved disputes with any such supplier, shipper or customer.

     Section 5.26 Employees; Employment Contracts. Schedule 5.26 lists, by Company, all of the employees as of the date of this Agreement and their age, position, length of service, base compensation and, for U.S. employees, their elected insurance benefits, which list is accurate in all material respects. Except as set forth in Schedule 5.26, none of the Companies is a party to or bound by any contracts with any employee or former employee, including any contracts for the employment of any employee.

     Section 5.27 Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NEITHER SELLERS NOR ANY OF THE COMPANIES HAS MADE, AND DO NOT HEREBY MAKE, ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE AND (B) ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE ARE HEREBY DISCLAIMED BY SELLERS AND THE COMPANIES.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers as follows as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date):

     Section 6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.

     Section 6.2 Authority; Binding Effect. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other action, corporate or otherwise, on the part of Purchaser or its stockholders is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     Section 6.3 No Violation; Consents and Approvals.

          (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws, in each case as currently in effect, of Purchaser, (ii) conflict with or violate in any material respect any Laws applicable to Purchaser or to which any of its properties or assets is bound or subject, or (iii) except as set forth on Schedule 6.3(a), result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would constitute a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of Purchaser under, any material note, bond, indenture, Contract, permit, franchise or other instrument or obligation to which Purchaser is a party or by or to which Purchaser or any of its properties or assets is bound or subject.

          (b) The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, will not, require Purchaser to obtain (x) any Consents from any Governmental Authority, or (y) any material consent of any third party, except for (i) applicable filing requirements, if any, of the HSR Act or the Competition Laws, (ii) filings required to be made with the United States Securities and Exchange Commission, and (iii) the Consents set forth in
Schedule 6.3(b).

     Section 6.4 Acquisition of Shares for Investment. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. Purchaser acknowledges that the Shares to be acquired by Purchaser pursuant to the transactions contemplated hereby have not been registered under the Securities Act or the securities laws of any state or other jurisdiction. Purchaser acknowledges that the Shares it purchases hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of
(i) without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and (ii) except in accordance with any applicable provisions of state securities Laws.

     Section 6.5 Absence of Litigation. There is no Litigation pending or, to the knowledge of Purchaser, threatened against Purchaser, if adversely determined, nor any judgment, order or decree of any Governmental Authority to which Purchaser is a party or subject, that would reasonably be expected to impair, in any material respect, Purchaser's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     Section 6.6 Financing. Purchaser has entered into a term sheet with the lenders party to its credit facility, in the form delivered to Sellers prior to the date hereof, and reasonably believes that the financing contemplated by such term sheet would enable it to consummate the transactions contemplated hereby.

     Section 6.7 Brokers. Buyer has not engaged any broker, finder or financial advisor or other person entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby.

     Section 6.8 Purchaser's Due Diligence Reports. Purchaser has delivered and will deliver to Sellers copies of any (a) material reports, studies, analyses, tests or monitoring obtained by Purchaser during the course of its due diligence pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any of the Companies, or regarding such Company's compliance with applicable Environmental Laws and (b) title searches, title abstracts, real estate surveys, Uniform Commercial Code and other lien searches and litigation searches concerning the Companies obtained by Purchaser during the course of its due diligence.

     Section 6.9 Investigation. Purchaser has conducted and will continue to conduct its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of Sellers and the Companies, which investigation, review and analysis was and will be performed by Purchaser and, to the extent Purchaser deemed appropriate, by Purchaser's representatives and advisors. Purchaser acknowledges that it and its representatives and advisors have been provided adequate access to the personnel, properties, premises and records of Sellers and the Companies for such purpose. In entering into and consummating this Agreement, Purchaser acknowledges that has relied and will rely solely upon the aforementioned investigation, review and analysis and not on any factual representations of Sellers or the Companies, or Sellers' or the Companies' representatives and advisors and, except for the representations and warranties of Sellers that are expressly made in this Agreement, that the underlying business operations and assets of the Companies are being transferred, assigned and conveyed "AS IS," "WHERE IS," without any representation or warranty of any nature whatsoever express or implied, oral or written.

                                  ARTICLE VII

                                   COVENANTS

     Section 7.1 Conduct of Business. Except as set forth on Schedule 7.1 or as expressly permitted by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the Closing Date, Sellers shall cause each of the Companies to conduct its business only in the Ordinary Course of Business, and Sellers shall cause each of the Companies to use its commercially reasonable efforts to preserve intact its present business organization, and preserve its current relationships with customers, suppliers, creditors and business partners. Without limiting the generality of the foregoing, except in the Ordinary Course of Business, or as otherwise expressly set forth in Schedule 7.1, during the period from the date of this Agreement through the Closing Date, Sellers shall cause each of the Companies not to, and for purposes of Section 7.1(a) hereof, Sellers shall not, without the prior written consent of
Purchaser:

          (a) amend the certificate of incorporation or by-laws or comparable organizational documents of any Company;

          (b) issue, reissue, sell, deliver, transfer, repurchase, redeem, acquire or pledge or authorize or propose the issuance, reissuance, sale, delivery, transfer, repurchase, redemption, acquisition or pledge of shares of capital stock of any class or series, or any securities convertible into capital stock of any class or series, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or convertible securities or amend any terms of any such right, warrant, option, agreement or commitment, other than the continuing pledges by Sellers of the Shares and the pledge by HLI Mexico of the shares of capital stock of Hayes Mexico held by it pursuant to the Credit Agreement, which are to be released at or before the Closing;

          (c) except for payments of cash in accordance with the cash management system of Sellers and the Companies, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

          (d) adjust, split, combine, subdivide or reclassify any shares of its capital stock, as the case may be, or any option, warrant or right relating thereto;

          (e) (i) sell, lease, transfer or otherwise dispose of any of its properties, assets or rights, other than (x) sales of inventory in the Ordinary Course of Business or (y) transfers of other non-material properties, assets or rights for fair value in an amount not to exceed $5,000 in the aggregate; (ii) permit, allow or suffer any of its properties or assets to be subjected to any Lien, restriction or charge, other than Permitted Liens and other than continuing Liens pursuant to the Credit Agreement and Inter-Company Loan Documents, which are to be released at or before the Closing; or (iii) acquire or lease (as lessee) any properties, assets or rights in an amount in excess of $100,000 in the aggregate;

          (f) create, incur, assume or guarantee any Indebtedness, other than
(i) with respect to the guaranty by HLI Mexico and HLI Hub & Drum of additional borrowings made by HLI Opco under the Credit Agreement; (ii) borrowings pursuant to the Inter-Company Loan Documents, in either case, in the Ordinary Course of Business; or (iii) with respect to the ongoing guaranty of HLI Mexico and HLI Hub & Drum of HLI Opco's payment and performance obligations under the Indenture;

          (g) change any of the accounting or tax principles, practices or methods used by the Sellers or any Company, fail to maintain the accounts, books and records of any Company in the usual, regular and ordinary manner on a basis consistently applied;

          (h) enter into, amend or supplement any employment, severance, termination or other agreement or employee benefit plan, including any of the Plans, or make any change in the compensation, severance or termination benefits payable, or to become payable, to any of its officers, directors, employees, agents or consultants (other than planned annual increases in the rates of compensation to employees in the Ordinary Course of Business);

          (i) enter into, adopt, amend or terminate any collective bargaining agreement;

          (j) make any payments (other than regular compensation payable to officers and employees of the Companies or repayments of borrowings pursuant to the Credit Agreement or the Inter-Company Loan Documents, in either case, in the Ordinary Course of Business or as required or permitted by Section 7.8 of this Agreement), loans, advances or other distributions to, or enter into any transaction, agreement or arrangement with, any of its Affiliates, officers, directors, partners, employees, agents, consultants, stockholders or their Affiliates, associates or family members;

          (k) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or securities of, or by any other manner, any corporation, partnership, joint venture or other entity;

          (l) make or authorize any capital expenditures or commitment for capital expenditures in excess of $50,000 in the aggregate;

          (m) settle or compromise any Tax liability or agree to any adjustment of any Tax attribute or make any election with respect to its Taxes;

          (n) fail to duly and timely file any Tax Return with the appropriate Governmental Authorities required to be filed by it in a true, complete and correct form in all material respects or to timely pay all Taxes shown to be due thereon;

          (o) cancel or amend any insurance policy set forth in Schedule 5.16;

          (p) maintain and use the Intellectual Property other than in a manner consistent with past practices; or

          (q) enter into any agreement, commitment or transaction with respect to taking any of the foregoing actions.

     Section 7.2 Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of Purchaser and Sellers agree to, and Sellers agree to cause each of the Companies to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII hereof).

     Section 7.3 Consents. Without limiting the generality of Section 7.2 hereof, each of the parties hereto shall use commercially reasonable efforts to obtain all Consents of all Governmental Authorities and, to the extent that the failure to obtain such consents would have a Material Adverse Effect, all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Notwithstanding the foregoing, neither Purchaser nor Sellers shall have any obligation to pay any fee to any third party (which does not include filing or other fees payable to Governmental Authorities) for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consents. Each of the parties hereto shall make or cause to be made all filings and submissions under Laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Sellers shall obtain all consents and/or waivers described (i) on Schedule 4.2 no later than the 7th day after the date of this Agreement and (ii) on Schedule 5.5(b) no later than the Closing Date.

     Section 7.4 Antitrust Notification. Each of the parties shall use its respective commercially reasonable efforts to comply with the requirements of the HSR Act and the Competition Laws and to obtain all authorizations or waivers, if any, required under the HSR Act and the Competition Laws to consummate the transactions contemplated hereby, including, without limitation, making all filings required in connection therewith.

     Section 7.5 Further Assurances. From and after the Closing Date, Sellers and Purchaser shall take all such action as may be necessary or appropriate in order to carry out the purposes of this Agreement or to vest Purchaser with full title to all of the Shares.

     Section 7.6 Access to Information; Confidentiality.

          (a) During the period from the date of this Agreement through the Closing Date, Sellers shall permit, and shall cause the Companies to permit, Purchaser and its advisors, accountants, attorneys and representatives to have access, during regular business hours and upon reasonable notice, to the offices, facilities, assets, properties, employees, books and records of each of the Companies, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as Purchaser shall from time to time reasonably request. Purchaser shall hold, and shall cause its Affiliates, advisors, accountants, attorneys and representatives to hold, any non-public information so provided to Purchaser by or on behalf of Sellers or any of the Companies in connection with the transactions contemplated by this Agreement in confidence in accordance with the provisions of the Confidentiality Agreement.

          (b) From and after the Closing Date, Sellers shall hold, and shall cause their Affiliates, advisors, accountants, attorneys and representatives to hold, any non-public information concerning or relating to each of the Companies in confidence except for such disclosures as may be (i) consented to by Purchaser in writing or (ii) required by law.

     Section 7.7 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Sellers of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of Sellers or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, or (ii) Sellers or Purchaser, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by any of them hereunder.

     Section 7.8 Inter-Company Obligations; Affiliate Agreements. On or prior to the Closing Date, Sellers shall (i) cause Hayes Mexico to repay or shall otherwise discharge or forgive, or cause to be discharged or forgiven, all borrowings and other amounts outstanding under the Inter-Company Loan Documents and (ii) except for those agreements set forth in Schedule 7.8, as of the Closing, cause all agreements between Sellers or any of their Affiliates

(other than the Companies), on the one hand, and any of the Companies, on the other hand (the "Affiliate Agreements"), to be terminated in all respects such that there is no liability or continuing obligation thereunder on the part of Sellers or any Company after the Closing Date.

     Section 7.9 Supplements to Disclosure Schedule. From time to time prior to the Closing, Sellers shall amend or supplement the Schedules to this Agreement with respect to any matter that, if existing or occurring at or prior to the Closing, would have been required to be set forth or described in any such Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Article IV or Article V hereof. If the transactions contemplated by this Agreement are consummated, any matters disclosed pursuant to any such amendment or supplement to the Schedules hereto, to the extent such matters arise or relate to facts and circumstances occurring, or of which Sellers become aware, after the date hereof and prior to the Closing, shall not be considered to have been disclosed to Purchaser for purposes of determining whether (i) a breach of any representation or warranty has occurred which gives rise to indemnification pursuant to Article IX hereof or (ii) the conditions to consummation of the transactions contemplated hereby set forth in Article VIII hereof have been satisfied.

     Section 7.10 Access to Books and Records Following the Closing. For a period of three (3) years following the Closing, each party shall permit the other party and its respective authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records which relate to transactions or events related to the operation of the Business occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events related to the operation of the Business occurring prior to the Closing.

     Section 7.11 Resignations. At or prior to the Closing Date, Sellers shall cause each director of each of the Companies listed on Schedule 7.11 hereto to execute and deliver to Purchaser a letter of resignation, effective on the Closing Date, from his or her position as a director (but not terminating the employment, if any, of such person with the Companies).

     Section 7.12 Covenant Not To Compete. (a) To secure the interests of Purchaser hereunder, Sellers hereby covenant and agree that, except as otherwise expressly provided herein, from and after the Closing and until the fifth (5th) anniversary of the Closing Date, Sellers shall not, and shall cause their controlled Affiliates not to, directly or indirectly (including, without limitation, by participating in the management, operation or control of, or have any financial or ownership interest greater than five (5%) percent in any business or entity which to the knowledge of the Sellers is engaged in any of the following prohibited activities, or aiding or knowingly assisting any other business or entity that is engaged in any of the following prohibited activities), (i) engage in the Business or the business of designing, fabricating, procuring, selling and distributing disk brakes for heavy duty trucks (Class 7 and Class 8 trucks), and trailers which can be used with such heavy duty trucks, in North America (the "Disk Brake Business"), or (ii) make preparations for engaging in the Business or the Disk Brake Business, including, without limitation, (A) soliciting any customer of the Companies to purchase any products which are competitive with (x) the products currently sold by the Companies to the extent such products relate to the Business or (y) the Disk Brake Business, in each case from anyone other than the Companies; and (B) assisting any Person in any way to do, or attempt to do, anything prohibited by the foregoing, whether by ownership, control, management, operation or financing of such Person. Purchaser acknowledges that Sellers are currently in the disk brake business for cars and light trucks and this paragraph shall not restrict Sellers' continued manufacture and sale of disk and drum brakes for cars and light and medium trucks (Class 6 and below).

          (b) Sellers and Purchaser each hereby acknowledge and agree that if Sellers or any one or more of their controlled Affiliates breaches any provision of Section 7.12(a), any remedy at law would be inadequate and that the Purchaser, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, and injunctive and other equitable relief to prevent or restrain a breach of this Section 7.12 or to enforce the provisions hereof.

          (c) Sellers and Purchaser intend that the provisions of this Section
7.12 be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any provision of this
Section 7.12, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 7.12 shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of this Section 7.12 in the jurisdiction of such court.

          (d) For a period of three (3) years from and after the date hereof, neither Purchaser nor Sellers nor any of their respective controlled Affiliates shall, directly or indirectly, without the prior written consent of the other party, solicit or direct any other Person to solicit any officer or other employee of such other party or such other party's Affiliates (other than Bob Reckling) to: (i) terminate such officer's or employee's employment with such other party or such other party's Affiliates; or (ii) seek or accept employment or other affiliation with any other Person (other than, in each case, any solicitation directed to the public in general in publications of general distribution).

          (e) For a period of two (2) years from and after the date hereof, neither the Sellers nor any of their controlled Affiliates shall, without the prior written consent of the Purchaser, employ or otherwise engage the services of Ed Meador, Diane Zekind, Tom Elkins, Jim Knaus, Jesus Reynoso or Jesus Martinez whether or not such Persons are employed by Purchaser or its Affiliates.

     Section 7.13 Transition Services Agreement. Sellers acknowledge and agree that Purchaser will require certain services from HLI Opco on an interim basis following the Closing Date in order to operate the Business. In furtherance of the foregoing, at the Closing, Purchaser, or an Affiliate of Purchaser, and HLI Opco, or an Affiliate of HLI Opco, shall enter into a transition services agreement in the form forth in Exhibit D attached hereto (the "Transition Services Agreement").

     Section 7.14 License Agreement. Purchaser shall grant to Sellers, for use by Sellers and/or their Affiliates, a perpetual, non-exclusive royalty-free license (in the form attached hereto as Exhibit E, the "License Agreement") to use the "Motor Wheel" name. Unless otherwise agreed by the parties, Purchaser and the Companies shall not use or permit any of their respective Affiliates to use the name "Motor Wheel" in connection with the sale of wheels.

     Section 7.15 Public Announcements. From the date hereof through the Closing Date, Sellers and Purchaser shall not, and each of the Sellers and Purchaser shall cause its respective Affiliates (including, in the case of Sellers, the Companies) not to, issue any public report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), unless otherwise required by applicable Law, in which case the party required to make such disclosure shall advise the other party hereto and discuss the contents before issuing any such report, statement or press release.

     Section 7.16 Use of Names. Within a reasonable transition period following the Closing Date, which transition period shall not exceed ninety (90) days, the Companies shall, and Purchaser shall cause the Companies to, amend their respective organizational documents and, if required by applicable Law, file such amendment with the appropriate Governmental Authorities, changing the name of each such Company to a name bearing no resemblance to "Hayes Wheels" or "Hayes Lemmerz" or "Lemmerz" or "Hayes". From time to time after the Closing, Purchaser shall deliver to Sellers duplicate originals of such amendments, or file-stamped copies of such amendments. After the Closing, Purchaser and the Companies shall not use or permit any of their respective Affiliates to use the name "Hayes Wheels" or "Hayes Lemmerz" or "Lemmerz" or "Hayes" or any variation or derivative thereof; provided, however, that the Companies shall be permitted to use such names for a reasonable transition period following the Closing Date, which transition period shall in no event exceed ninety (90) days and, provided, further, that during such ninety (90) day period, the Companies shall be permitted to use the remaining stock of stationery, invoices and other printed material in possession of the Companies on the Closing Date.

     Section 7.17 Employees; Employee Benefits.

          (a) Except as set forth on Schedule 7.17(a), effective as of the Closing, Purchaser shall, and shall cause its Affiliates to, continue the employment of each employee of HLI Mexico and the Companies who was employed by any such entities immediately prior to the Closing (the "Continuing Employees") on terms and conditions with respect to salary and wages that are substantially similar to those terms and conditions in effect as of immediately prior to the Closing. For a period of no less than six months immediately following the Closing Date, Purchaser shall, and shall cause its Affiliates to, provide the Continuing Employees with employee benefits (including, but not limited to, incentive programs (other than equity participation or stock option programs), health and welfare benefits (other than retiree medical benefits) and retirement programs) that are, in the aggregate, substantially similar to those provided to the Continuing Employees as of the date hereof, except that Purchaser shall not be required to establish or maintain any defined benefit pension plan or to make any employer contribution to any retirement plan or program, if and to the extent applicable, to any Continuing Employee. Nothing in this Agreement shall be construed as prohibiting Purchaser or any of its Affiliates from terminating the employment of any Continuing Employee for any reason (or for no reason) following the Closing Date.

          (b) Purchaser shall, and shall cause its Affiliates to, cause those employee benefit plans, programs, agreements and arrangements of Purchaser and its Affiliates (the "Purchaser Plans") to credit each Continuing Employee's service with any Seller and its Affiliates, or any predecessor employers, to a Seller or an Affiliate of a Seller, to the extent credited under the analogous Plans, as service with Purchaser and its Affiliates for purposes of vesting and eligibility under the Purchaser Plans in which a Continuing Employee becomes eligible to participate after the Closing Date and for purposes of determining the amount of benefits under any Purchaser Plan that provides for severance, disability, vacation, paid time off and the like; provided, however, that in no event shall the Continuing Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service. Purchaser shall, and shall cause its Affiliates to, from and after the Closing Date, (i) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under the Purchaser Plans, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Plan in which any such Continuing Employee participated immediately prior to the Closing Date, to be waived with respect to Continuing Employees (and their spouses and eligible dependents) who become participants in such Purchaser Plans and (ii) give credit for or otherwise take into account under the Purchaser Plans the out-of-pocket expenses and annual expense limitation amounts paid by each Continuing Employee under the analogous Plan for the year in which the Closing Date occurs. Sellers shall be responsible for claims submitted under its self-insured medical and dental plans by Continuing Employees (and their spouses and dependants), but only to the extent such individuals are participants in the respective plan, such claims are incurred prior to Closing (e.g., for services and prescriptions provided to such participants prior to Closing) and such claims are submitted in accordance with the terms of the respective plan, whether such claims are submitted by the participants before or after the Closing Date. Sellers shall be responsible for workers compensation claims, but only to the extent such claims are incurred prior to Closing (e.g., for incidents occurring prior to Closing), whether such claims are submitted before or after the Closing Date. The Companies shall cooperate with Sellers and such Continuing Employees to return them to work on light or other duty in accordance with the Companies' past practices.

          (c) For a period of at least six months immediately following the Closing Date, Purchaser shall, and shall cause its Affiliates to, provide severance benefits to the Continuing Employees that are no less favorable than
(i) those provided to such Continuing Employees as of immediately prior to the Closing Date or (ii) those provided to similarly situated employees of Purchaser and its Affiliates from time to time, whichever provides the greater benefit to the Continuing Employees.

          (d) Effective as of the Closing Date, Continuing Employees shall no longer actively participate in the Hayes Lemmerz International, Inc. Retirement Savings Plan (the "Sellers' Savings Plan"). Purchaser shall adopt, or if it has previously adopted shall designate, a tax-qualified defined contribution plan of Purchaser or one of its Affiliates (such plan(s), the "Purchaser's Savings Plan") that either (i) provides for the receipt from Continuing Employees of "eligible rollover distributions" (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Closing Date to provide for the receipt from the Continuing Employees of eligible rollover distributions. As soon as practicable following the Closing Date, Purchaser shall provide Sellers with such documents and other information as Sellers shall reasonably request to assure themselves that the Purchaser's Savings Plan is tax-qualified and provides for the receipt of eligible rollover distributions and (y) Sellers shall provide Purchaser with such documents and other information as Purchaser shall reasonably request to assure itself that the accounts of the Continuing Employees would be eligible rollover distributions. Each Continuing Employee who is a participant in the Sellers' Savings Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to "roll over" such account balance to the Purchaser's Savings Plan, subject to and in accordance with the provisions of such plan(s) and applicable Law. Sellers shall provide Purchaser with copies of such personnel and other records pertaining to the Continuing Employees and such records of any agent or representative of Sellers pertaining to the Continuing Employees and such records of any agent or representative of Sellers, in each case, pertaining to the Sellers' Savings Plan and as Purchaser may reasonably request in order to administer and manage the accounts and assets rolled over to Purchaser's Savings Plan.

          (e) Pursuant to the Motor Wheel Retiree Plans (the "Retiree Medical Plan") certain of the Continuing Employees and retired employees at the Berea facility (the "Participants") receive life insurance benefits and credits (collectively, the "Retiree Medical Benefits") which are based on (i) the Medicare status of the Participant and his or her spouse and (ii) the Participant's years of service at the Berea facility, which credits are applied towards the purchase of medical insurance. For a period of ten years following the Closing, (i) Sellers shall make available to the Participants Retiree Medical Benefits (if any) as are similar to other retiree medical benefits of Sellers and their Affiliates offered to employees under other retiree medical plans for non-represented employees of Sellers and their Affiliates retiring on or after January 1, 1995 (the "Similar Plans") and (ii) Sellers shall not make changes to the Retiree Medical Benefits and the Retiree Medical Plan, except to the extent and in the manner that Sellers make changes to all such Similar Plans. Purchaser shall pay, in consideration of the Retiree Medical Benefits that will accrue to the benefit of the Participants, $50,000 to Sellers on each six-month anniversary of the Closing Date through the tenth annual anniversary thereof as long as Sellers comply with the covenant contained in the preceding sentence. Purchaser shall deliver to Sellers a standby letter of credit in form and substance reasonably satisfactory to Sellers and Purchaser (the "Standby Letter of Credit") which (i) may be drawn upon by Sellers in the event, but only to the extent of, Purchaser's failure to pay any amount that is otherwise due and payable by Purchaser to Sellers under this Section 7.17(e) and (ii) shall initially be in the amount of $1,000,000 subject to automatic reduction, dollar for dollar, by the amounts paid by Purchaser to Sellers pursuant to this Section 7.17(e). Sellers agree to indemnify, defend and hold harmless Purchaser and each of the Companies from and against any and all losses, liabilities, expenses (including reasonable attorneys' fees), claims and damages asserted against, resulting to, imposed upon or suffered by them, or any one of them, as and when incurred, arising out of or related to any claim related to the Retiree Medical Benefits under the Retiree Medical Plan before or after the Closing. If the Sellers reduce the Retiree Medical Benefits provided under the Retiree Medical Plan consistent with the provisions of the second sentence of this Section 7.17(e), Purchaser's payment obligation to Sellers under this Section 7.17(e) and the then-outstanding amount of the Standby Letter of Credit shall be reduced by a percentage equal to the percentage that the actuarial present value of the remaining Retiree Medical Benefits under the Retiree Medical Plan have been reduced by Sellers.

     Section 7.18 Escrow Agreement. Purchaser, Sellers and Wilmington Trust Company (the "Escrow Agent") shall, simultaneously upon the execution of this Agreement, enter into an Escrow Agreement, in the form attached hereto as Exhibit K (the "Escrow Agreement"), pursuant to which, $500,000 in immediately available funds is being wired by Purchaser to the account of the Escrow Agent as of the date hereof (such amount, together with the interest accrued thereon prior to the Closing, the "Deposit Amount"), to be held by the Escrow Agent as a down payment on the Initial Purchase Price, to be released in accordance with the following procedures:

          (a) on the Closing Date, the Sellers and the Purchaser shall jointly instruct the Escrow Agent to deliver the Deposit Amount, by wire transfer of immediately available funds, to an account designated by the Sellers in the Escrow Agreement (and such amount shall be applied towards the payment of the Initial Purchase Price);

          (b) if this Agreement is terminated (i) by Purchaser due solely to a failure of the closing condition set forth in Section 8.2(e) or (ii) by Sellers due to a material breach by Purchaser of any of the Purchaser's representations, warranties, covenants or other agreements contained in this Agreement, the Sellers and the Purchaser shall jointly instruct the Escrow Agent to deliver the Deposit Amount, by wire transfer of immediately available funds, to an account designated by the Sellers in the Escrow Agreement, to be retained by the Sellers; or

          (c) if this Agreement is terminated for any other reason, the Sellers and the Purchaser shall jointly instruct the Escrow Agent to deliver the Deposit Amount, by wire transfer of immediately available funds, to an account designated by the Purchaser in the Escrow Agreement, to be retained by the Purchaser.

     Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated and the Closing does not occur, payment of the Deposit Amount as set forth in clause (b) of this Section 7.18 shall constitute the sole and exclusive remedy of Sellers in respect of a termination of this Agreement by Purchaser due to a failure of the closing condition set forth in
Section 8.2(e).

     Section 7.19 Financing and Equity Commitments. Purchaser shall use commercially reasonable efforts to obtain all financing and/or equity commitments necessary to enable it to consummate the transactions contemplated by this Agreement. Purchaser shall prepare all documents and the make all filings required in connection with the financing and equity contributions, and shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate such all financing and/or equity commitments necessary to enable it to consummate this Agreement.

     Section 7.20 Post-Closing Collections. After the Closing Date, (i) each of the Companies will deliver to the Sellers any amounts received by the Companies with respect to the accounts receivable of the Sellers and (ii) each of the Sellers will deliver to the Companies any amounts received by the Sellers with respect to the accounts receivable of the Companies. The payments required by this Section 7.20 shall be made within 2 Business Days of receipt of the applicable proceeds and, until delivery to the applicable Person, the receiving party will hold such proceeds in trust for the Person to whom such proceeds belong.

     Section 7.21 Offsite Disposal Records. Until the 5 year anniversary of the Closing Date, Purchaser shall, in a manner consistent with its standard of care in retaining its own corporate records, maintain all environmental records of the Companies delivered to Purchaser by Seller; including but not limited to waste manifests, TSD audit records, waste contracts, insurance certificates for waste contractors, waste analysis and characterization data and reports and receipts for waste disposal. Such books and records shall be made available to Sellers in the event any claim is made against any Company or the Seller that would constitute a breach of the Sellers' representations contained in Section 5.13(c).

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     Section 8.1 Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:

          (a) No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority which makes the consummation of the transactions contemplated hereby illegal; provided, however, that the parties shall use their commercially reasonable efforts to have any temporary or preliminary order or injunction lifted.

          (b) Consents. All Consents of any Governmental Authority required to be obtained, declarations or filings required to be made, and all waiting periods or terminations required to have occurred prior to the Closing shall have been obtained, made or occurred, and all Consents identified on Schedule 8.1(b) shall have been obtained in form and substance reasonably satisfactory to Purchaser and Sellers.

     Section 8.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by Purchaser):

          (a) Representations and Warranties. The representations and warranties of Sellers contained herein which are qualified as to materiality shall be true, correct and complete in all respects, and such representations and warranties as are not so qualified shall be true, correct and complete in all material respects, as of the date when made and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), as though such representations and warranties were made at and as of such date.

          (b) Performance. Sellers shall have performed and complied with, in all material respects, all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

          (c) No Material Adverse Effect. From the date of this Agreement to the Closing Date, other than as set forth in any of the Schedules to this Agreement, there shall not have occurred any condition, event or circumstance, change or effect that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Companies before or after the Closing Date, taken as a whole.

          (d) Officer's Certificate. Sellers shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of Sellers, certifying the satisfaction of the conditions set forth in subparagraphs (a), (b) and (c) of this Section 8.2.

          (e) Financing. Purchaser shall have obtained, on commercially reasonable terms and conditions, financing from one or more institutional lenders for all debt financing, including revolving credit availability, required to consummate the transactions contemplated by this Agreement and to fund the working capital requirements of the Business after the Closing.

          (f) Completion of Due Diligence. Prior to November 11, 2005 or such earlier or later date as the Purchaser and Sellers may agree in writing (the "Due Diligence Completion Date"), the Purchaser shall have conducted and completed its investigation of the Sellers, the Companies and the Business, shall have reviewed and become satisfied with the form, content, and accuracy of the Schedules attached to this Agreement, and shall have had the opportunity to meet and discuss with the major customers of the Business, the relationship and prospective relationship of such customers with the Purchaser, the Companies and the Business and the transaction contemplated hereby, and the Purchaser in its sole discretion, shall have been satisfied in all respects with the results of such investigation, review and discussions and, in its sole discretion, shall have determined to proceed with the transactions contemplated by this Agreement. Unless Purchaser shall have provided notice in writing to the Sellers prior to the Due Diligence Completion Date that the condition set forth in this Section 8.2(f) has not been satisfied, this condition will be deemed to have been satisfied.

          (g) Closing Deliveries by Sellers and the Companies. Sellers and the Companies shall have delivered to Purchaser all documents referenced in Section
3.2 or shall have caused such documents to be delivered to Purchaser, in each case and where applicable, duly executed by each person party thereto other than the Purchaser.

     Section 8.3 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by Sellers):

          (a) Representations and Warranties. The representations and warranties of Purchaser contained herein which are qualified as to materiality shall be true, correct and complete in all respects, and such representations and warranties as are not so qualified shall be true, correct and complete in all material respects, as of the date when made and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), as though such representations and warranties were made at and as of such date.

          (b) Performance. Purchaser shall have performed and complied with, in all material respects, all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

          (c) Officer's Certificate. Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser, certifying to the satisfaction of the conditions set forth in subparagraphs (a) and (b) of this Section 8.3.

          (d) Closing Deliveries by Purchaser. Purchaser shall have delivered to Sellers all documents referenced in Section 3.3 or shall have caused such documents to be delivered to Sellers, in each case and where applicable, duly executed by each person party thereto other than the Sellers.

                                   ARTICLE IX

                      INDEMNIFICATION OBLIGATIONS; SURVIVAL

     Section 9.1 Agreements to Indemnify.

          (a) Subject to the terms and conditions of this Article IX, from and after the Closing, Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser and each of the Companies (collectively, the "Purchaser Group") from and against any and all losses, liabilities, expenses (including reasonable attorneys' fees), claims and damages (collectively, "Damages") asserted against, resulting to, imposed upon or suffered by the Purchaser Group, or any one of them, arising out of or related to (i) any breach of any representation or warranty of Sellers contained in or made pursuant to this Agreement, (ii) any breach of any covenant or agreement of Sellers contained in or made pursuant to this Agreement, (iii) any product liability or warranty claims relating to products shipped or service provided by a Company on or prior to the Closing Date (collectively, "Seller Claims") and (iv) any Retained Liability.

          (b) Subject to the terms and conditions of this Article IX, from and after the Closing, Purchaser and each of the Companies, jointly and severally, shall indemnify, defend and hold harmless Sellers from and against any and all Damages asserted against, resulting to, imposed upon or suffered by Sellers arising out of or related to (i) any breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, (ii) any breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement or (iii) any product liability or warranty claims relating to products shipped or service provided by a Company after the Closing Date.

     Section 9.2 Sellers' Limitation of Liability.

          (a) Anything in this Agreement to the contrary notwithstanding, the liability of Sellers to indemnify the Purchaser Group pursuant to Sections 9.1(a)(i) and 9.1(a)(ii) hereof against any Damages sustained by reason of a breach of (i)(A) the representations or warranties set forth in Articles IV or V of this Agreement, other than Sections 4.2, 4.3, 5.4, 5.7, 5.10, 5.13, and 5.18 and (B) the
covenants set forth in Sections 7.2, 7.3, 7.4, 7.6(a), 7.9, and 7.11 (the "Closing Covenants") shall be limited to Seller Claims as to which any member of the Purchaser Group has given written notice on or prior to the last day of the twenty-fourth (24th) month following the Closing Date or (ii) the representations or warranties set forth in Sections 4.2, 4.3, 5.4, 5.7, 5.10,
5.13 and 5.18, shall be limited to Seller Claims as to which any member of the Purchaser Group has given written notice on or prior to applicable survival period therefor, if any, set forth in Section 9.4.

          (b) With the exception of any and all Seller Claims in respect of a breach of the representations or warranties set forth in Sections 4.1, 4.2, 4.3, 5.1, 5.2(b), 5.4, 5.7, 5.18 and 5.20 hereof (the "Excepted Seller Claims"), the provisions for indemnity contained in Section 9.1(a) hereof shall be effective only after the aggregate amount of Damages for all Seller Claims for which Sellers are liable exceeds $300,000 (the "Threshold Indemnification Amount"), and then only to the extent of such excess.

          (c) Anything in this Agreement to the contrary notwithstanding, (i) in no event shall the aggregate amount of Sellers' indemnification obligations pursuant to Section 9.1(a)(i) and Section 9.1(a)(ii) (to the extent of the Closing Covenants) with respect to Seller Claims for a breach of any of the representations, warranties and the Closing Covenants (other than Excepted Seller Claims and claims in respect of a breach of the representations and warranties contained in Section 5.13) exceed an amount equal to $15,000,000, on a cumulative basis; and (ii) in no event shall the obligation of Sellers to indemnify the Purchaser Group with respect to all Excepted Seller Claims (other than Excepted Seller Claims in respect of a breach of the representations and warranties contained in Section 5.18), plus the amount of any indemnification obligations described in Section 9.2(c)(i) and claims in respect of a breach of the representations and warranties contained in Section 5.13, exceed the Initial Purchase Price in the aggregate.

          (d) Notwithstanding anything contained in this Agreement to the contrary, in no event shall Sellers have any obligation to indemnify any member of the Purchaser Group against Damages for consequential damages or lost profits and Sellers' obligation to indemnify the Purchaser Group with respect to Seller Claims shall be net of any available insurance proceeds recovered by the Purchaser Group with respect thereto and any tax benefit realized by any member of the Purchaser Group in connection therewith. Purchaser shall make reasonable efforts to pursue amounts recoverable under applicable insurance policies (and, to the extent any such insurance proceeds or tax benefit are recovered or received by Purchaser Group after payment of such indemnification obligation, Purchaser shall pay to Sellers the amount of such insurance proceeds or tax benefit recovered or received up to the amount of such indemnification payment).

          (e) Notwithstanding anything contained in this Agreement to the contrary, any obligation of Sellers to indemnify any member of the Purchaser Group with respect to environmental remediation shall be limited to Damages incurred by the Purchaser Group as may be required by Environmental Laws as in effect on the Closing Date or the valid order of judgment of any court or other governmental authority implementing or enforcing such

Environmental Laws as in effect on the Closing Date, and in no event shall Sellers have any obligation to indemnify the Purchaser Group beyond actions required by Environmental Laws as in effect on the Closing Date or the valid order or judgment of any court or other Governmental Authority implementing or enforcing such Environmental Laws. Such costs of remediation must be reasonable costs incurred by a member of the Purchaser Group which are reasonably necessary to satisfy but not exceed the enforceable limits or standards imposed by Environmental Laws as in effect on the Closing Date or the valid order or judgment of any court or other Governmental Authority implementing or enforcing such Environmental Laws so that each of the Companies can make use of the applicable property in the business of such Company as currently conducted.

          (f) Notwithstanding anything contained in this Agreement to the contrary, Article IX of this Agreement shall constitute the sole and exclusive remedy of any member of the Purchaser Group after the date hereof for Damages arising out of, resulting from or incurred in connection with any Seller Claims for a breach of any representation, warranty, covenant or agreement of Sellers contained in or made pursuant to this Agreement, other than claims of fraud for which the Purchaser Group shall maintain their remedies at law and in equity and claims under Section 7.17(e).

     Section 9.3 Conditions of Indemnification.

          (a) The obligations and liabilities of an indemnifying party under this Agreement with respect to indemnifiable claims made by third parties shall be subject to the following conditions:

               (i) The indemnified party shall give the indemnifying party prompt notice of any such claim (provided that a failure by such indemnified party to so notify the indemnifying party shall relieve the indemnifying party from the obligation to indemnify the indemnified party under this Article IX only to the extent that the indemnified party suffers actual prejudice as a result of such failure), and the indemnifying party shall have the right, subject to its agreement to indemnify the indemnified party, to undertake the defense thereof by representatives chosen by it and reasonably acceptable to the indemnified party; provided that, if an indemnifying party desires to reserve any rights against the indemnified party in its agreement to indemnify the indemnified party, the indemnified party may, in its sole discretion and without prejudice to its right of indemnification hereunder, undertake the defense of such claim itself and refuse to allow the indemnifying party to assume such defense;

               (ii) If the indemnifying party undertakes the defense of any such claim, the indemnified party shall, (a) to the best of its ability, assist the indemnifying party, at the expense of the indemnifying party, in the defense of such claim, and shall promptly send to the indemnifying party, at the expense of the indemnifying party, copies of any documents received by the indemnified party which relate to such claim and (b) have the right to participate in the defense of such claim at its own expense;

               (iii) If the indemnifying party, within a reasonable time after notice of any such claim, fails to defend the indemnified party against which such claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof; and

               (iv) Anything in this Article IX to the contrary notwithstanding,
     (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such claim; and (ii) the indemnifying party shall not, without the written consent of the indemnified party, which consent shall not be unreasonably withheld, settle or compromise any claim or consent to the entry of any judgment which does not include as a term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability with respect to such claim.

               (v) With respect to any Damages relating to Sellers' breach of the representations contained in Section 5.2(b), upon Sellers' payment of such Damages, Purchaser shall assign to Sellers, on an "as is" basis without representation or warranty, the uncollected portion of the accounts receivable and/or notes receivable related to such Damages.

          (b) Sellers' obligations to indemnify and hold the Purchaser Group harmless against Damages are subject to, and conditioned upon, the requirement that if the Purchaser Group has a reasonable good faith basis for asserting a claim for Damages, it shall give prompt written notice to Sellers, setting forth in reasonable detail the basis of the claim and the amount thereof (or, if not then determinable by the Purchaser Group, a reasonable good faith estimate of the amount thereof); provided, that the failure to give notice shall not relieve the Sellers of their obligations to indemnify and hold the Purchaser Group harmless against Damages, except to the extent the Sellers are prejudiced by the Purchaser Group's failure to give notice.

     Section 9.4 Survival of Representations and Closing Covenants. The representations and warranties in this Agreement and the Closing Covenants shall survive the Closing solely for purposes of this Article IX for a period of twenty-four (24) months following the Closing Date, except that the representations and warranties (i) in Sections 4.2, 4.3, 5.4, 5.7, shall survive the Closing indefinitely (ii) in Sections 5.10 and 5.18 shall survive the Closing until 30 days and 6 months, respectively, after the expiration of the applicable statute of limitations and (iii) in Section 5.13 shall survive the Closing for a period of five (5) years following the Closing Date.

     Section 9.5 Tax Treatment of Indemnity Payments. The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 (with respect solely to any Tax or any breach of the covenants, representations or warranties contained in Section 5.18 or Section 11.1 (each such payment a "Tax Indemnity")) as an adjustment to the Initial Purchase Price for federal, state, local and foreign income tax purposes. If an amount of any Tax Indemnity paid by Seller is determined not to be an adjustment to the Initial Purchase Price for federal, state, local or foreign income tax purposes and Taxes are actually paid in respect of such Tax Indemnity amount, Sellers agree to pay such additional amount (as an additional Tax

Indemnity to Purchaser) as will cause the aggregate Tax Indemnity payments to equal, after Taxes, the amount of the Tax Indemnity payments that would have been paid if the Tax Indemnity payments had been determined to be an adjustment to the Initial Purchase Price.

                                    ARTICLE X

                                   TERMINATION

     Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a) by mutual written agreement of Purchaser and Sellers;

          (b) at any time after November 30, 2005, by either Purchaser or Sellers, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to such date (unless the failure to consummate the Closing by such date shall be due to or have resulted from any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party seeking to terminate this Agreement);

          (c) by either Purchaser or Sellers by written notice of such termination to the other party following the occurrence of a material breach of any representation, warranty, covenant or other agreement contained in this Agreement by such other party; or

          (d) by either Purchaser or Sellers by written notice of such termination to the other party if any event, fact or condition shall occur or exist that makes it impossible to satisfy a condition to such party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of such party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing.

     Section 10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this
Section 10.2 and in Sections 7.15, 7.18, 12.1, 12.6, 12.7, 12.8, 12.9, 12.10,
12.15 and 12.16 hereof, and except that nothing herein will relieve any party from liability for an intentional breach of any provision of this Agreement or limit or restrict the rights or remedies of any party hereto against the other party for any breach of this Agreement. If this Agreement is terminated pursuant to Section 10.1 hereof:

          (a) all confidential information received by the parties shall be treated in accordance with Section 7.6 hereof and the Confidentiality Agreement referred to in such Section; and

          (b) all filings, applications and other submissions made pursuant to Sections 7.2, 7.3 and 7.4 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made.

                                   ARTICLE XI

                                   TAX MATTERS

     Section 11.1 Tax Covenants.

          (a) From and after the Closing Date, Sellers shall pay, or cause to be paid, and shall indemnify and hold harmless Purchaser and any of the Companies and any director, officer, employee, advisor, parent, subsidiary or Affiliate of Purchaser or any of the Companies, and any successor thereof, from any Adverse Consequences from or arising out of any Taxes of Sellers, the Companies, and any current or former member of Sellers' group of corporations that filed on a combined, consolidated or unitary basis, in respect (i) of any taxable period except for Taxes imposed on any of the Companies and (ii) of any taxable period ending on or before the Closing Date in the case of Taxes imposed on any of the Companies.

          (b) Sellers shall prepare, or cause to be prepared, in a manner consistent with prior Tax Returns, and shall file, or cause to be filed, on a timely basis any Tax Returns of the Companies for periods ending on or before the Closing Date (including amendments thereto) and Sellers shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. Notwithstanding the foregoing, Purchaser and Sellers agree that Hayes Mexico will be required to file a Mexican Income Tax Return covering periods before and after the Closing Date. Taxes imposed by Mexico or any political subdivision thereof for a period that overlaps the Closing and that are determined solely by the value of the assets of Hayes Mexico will be prorated between Sellers and Purchaser based on their dates of ownership during such period. In the case of all other Taxes imposed by any Non-U.S. Taxing Authority or any political subdivision thereof, Sellers shall be responsible for such Taxes of Hayes Mexico that would have been payable if its tax year ended at the close of business on the Closing Date and Purchaser shall be responsible for the remainder of such Taxes. To the extent the accrued liability for any such taxes imposed by Mexico or any political subdivision thereof included in the Final Closing Working Capital (i) is less than Sellers' share of such tax, Sellers shall pay Purchaser the difference or
(ii) is more than Sellers' share of such tax, Purchaser shall pay Sellers the difference; in either case, the amount shall be payable within 5 days after Purchaser files the applicable tax returns and pays such taxes. Purchaser shall be responsible for filing all Tax Returns with respect to periods ending after the Closing Date by or on behalf of the Companies and Purchaser shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. All Tax Returns for taxable periods of the Companies that include the Closing Date shall be filed on a basis consistent with the manner in which Sellers or the Companies filed Tax Returns of the Companies in the past unless a contrary treatment is required by law. Neither Purchaser nor Sellers shall file any amended Tax Return for any Tax period that may give rise to a claim for indemnification under
Section 9.1 above without the prior written consent of the other party, which consent shall not be unreasonably withheld.

          (c) Sellers agree to cooperate with Purchaser prior to the Closing and thereafter, and to provide, to the extent in their possession, or if not in their possession, make reasonable efforts to obtain and provide, prior to the Closing Date, access to complete copies of all United States and Mexican federal, state, county, local and other foreign Tax Returns, reports and estimates for all periods prior to the Closing Date for the Companies.

          (d) In addition to the obligations pursuant to Section 11.1(c) above, after the Closing Date, Purchaser and Sellers shall each make available to the other and to any taxing authority, as reasonably requested, all information, records or documents relating to federal, state, county, local or foreign tax matters of the Companies for all taxable periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof. Purchaser and Sellers will keep confidential the contents of the information, records and documents made available under this Section 11.1(d) and not use or disclose them or any information contained therein, except that: (a) Sellers may disclose those portions of such information, records or documents that disclose information pertaining to Sellers; (b) Purchaser may disclose those portions of such information, records or documents that disclose information pertaining to Purchaser; and (c) both Sellers and Purchaser may disclose any of such information, records or documents where such disclosure is made (l) to a taxing authority, (2) in the course of any judicial proceeding for the determination of liability for Taxes, (3) otherwise as required by law, or
(4) of any such information, records or documents which has or have become generally available to the public through no fault of the party hereunder seeking to make disclosure.

          (e) Purchaser shall promptly notify Sellers in writing upon receipt by Purchaser of notice of (i) any pending or threatened Tax audits or assessments of the Companies or (ii) any pending or threatened Tax audits or assessments of any Affiliate of Sellers which may affect the liability of the Companies for Taxes, in each case for taxable periods ending on or prior to the Closing Date. Sellers shall have the sole right to represent the Companies' interests in any Tax audit or administrative or court proceeding related to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense. Purchaser agrees that it will cooperate, and cause the Companies to cooperate fully with Sellers and their counsel in the defense against any claim in any said proceeding. Purchaser shall have the sole right to represent the Companies' interests in any Tax audit or administrative or court proceeding related to taxable periods ending after the Closing Date, and to employ counsel of its choice at its expense. Sellers agree that they will cooperate fully with Purchaser and its counsel in the defense against any claim in any said proceeding. Notwithstanding the foregoing, neither Sellers nor any of the Companies shall enter into any closing agreement (as defined in Section 7121 of the Code, or any comparable provision of state, county, local or foreign law) that is binding on Purchaser or any of the Companies for any taxable period ending after the Closing Date, without the prior written consent of Purchaser (such consent not to be unreasonably withheld), nor shall Purchaser or any of the Companies enter into any closing agreement (as so defined) that is binding on Sellers or any of the Companies for any taxable period ending on or before the Closing Date, without the prior written consent of Sellers (such consent not to be unreasonably withheld). Further, notwithstanding the foregoing, neither Sellers nor any of the Companies shall agree to any settlement concerning Taxes for any taxable period ending on or before the Closing Date, which settlement may result in an increase in Taxes of any of the Companies for any taxable period ending after the Closing Date, without the prior written consent of Purchaser

(such consent not to be unreasonably withheld), nor shall Purchaser or any of the Companies agree to any settlement concerning Taxes for any taxable period ending after the Closing Date which may result in an increase in Taxes of Sellers or any of the Companies for any taxable period ending prior to or including the Closing Date, without the prior written consent of Sellers (such consent not to be unreasonably withheld).

          (f) After the date hereof, Sellers and Purchaser shall consult in good faith during the course of any audits or administrative or judicial proceedings pertaining to Taxes of any of the Companies, or any other entities for the Taxes of which any of the Companies may be liable on any basis, including liability as a transferee or on a joint and several basis under consolidated return rules or comparable state, local and foreign rules, for periods ending prior to or including the Closing Date. Such consultations shall include, but not be limited to, consultations concerning (l) preparation of a response to a 30-day letter for a United States federal income tax audit together with any appellate conferences related thereto, (2) any ongoing or future audits related to any period ending prior to or including the Closing Date and (3) court proceedings with respect to any of the above. Purchaser or Sellers, as the case may be, shall be made aware of any meetings and conferences related thereto.

          (g) Purchaser agrees to assign and promptly remit (and to cause any of the Companies to assign and promptly remit) to Sellers all refunds (including interest thereon) received by Purchaser or any of the Companies or any Affiliate of Purchaser or any of the Companies (less (a) any amounts recorded as an asset on the Financial Statements in respect of such refund and interest and (b) Taxes in respect of such refund and interest to the extent such refund and interest are includable for applicable income tax purposes and not subject to an offsetting deduction by virtue of their payment to Sellers) of any Taxes paid with respect to a Pre-Closing Tax Period, except to the extent attributable to the carryback of tax losses or credits generated in a period that is not a Pre-Closing Tax Period. Upon Sellers' request and at the reasonable expense of Sellers, Purchaser shall file on behalf of itself or any of the Companies, a claim for refund of any Tax paid with respect to a Pre-Closing Tax Period.

          (h) Purchaser and Sellers shall evenly bear the cost of all sales, use, documentary and/or transfer Taxes, and other similar Taxes, if any, imposed in connection with any of the transactions contemplated by this Agreement.

          (i) Purchaser and Sellers hereby waive compliance by Purchaser and Sellers with the provisions of the "bulk sales," "bulk transfer" or similar laws of any foreign, state or Governmental Authority.

          (j) The income of HLI Mexico (including any deferred income triggered into income by Reg. Section 1.1502-13 and any excess loss accounts taken into income under Reg. Section 1.1502-19) will be included on the HLI Affiliated Group's consolidated federal income tax returns for all periods through the Closing Date and any federal income taxes attributable to such income shall be paid by Sellers. The Companies will make their books and records available to Sellers and will furnish tax information to Sellers for the period which includes the Closing Date in accordance with the Companies' past custom and practice. The income of HLI Mexico will be apportioned to the HLI Affiliated Group for the period up to and including the Closing Date and to Purchaser for the period after the Closing Date by closing the books of any of the Companies as of the end of the Closing Date.

     Section 11.2 Section 338 Elections and Related Matters.

          (a) Section 338(h)(10) Election.

               (i) Upon the request by Purchaser, the parties agree that in connection with the sale contemplated hereby, the parties shall cause an express election pursuant to Section 338(h)(10) of the Code (and any such comparable state and local tax provisions) to be made, for federal and where applicable, all state and local tax purposes (the "Section 338(h)(10) Election") with respect to the purchase of the HLI Mexico shares and the HLI Hub & Drum shares by Purchaser, and shall comply with the rules and regulations applicable to the Section 338(h)(10) Election.

               (ii) For purposes of executing the Section 338(h)(10) Election, on or prior to the Closing Date, Purchaser and Sellers (and/or other entities as necessary) jointly shall prepare and execute four copies (three for Purchaser and one for Sellers) of IRS Form 8023 and all such Forms, schedules and attachments as are necessary or required to be filed therewith pursuant to applicable Treasury Regulations and shall perform such other acts as are necessary to make or perfect the Section 338(h)(10) Election (other than filing as discussed below). The Forms relating to the
     Section 338(h)(10) Election for federal, state and local Tax purposes hereinafter shall be referred to as the "Forms". Purchaser and Sellers agree that that the Forms shall be filed with the appropriate tax authorities not earlier than sixty (60) days before the latest date for the filing thereof. At least one hundred twenty (120) days prior to the latest date for the filing of each Form, Purchaser shall prepare and submit to Sellers any necessary corrections, amendments or supplements to such Form and the attachments thereto, as executed by Purchaser and Sellers (and/or other entities as necessary) on or before the Closing Date. Purchaser and Sellers agree to consult and resolve in goods faith any disputes regarding the contents of the Forms prior to their filing.

               (iii) For purposes of making the Section 338(h)(10) Election, Purchaser and Sellers shall mutually agree on an allocation of Purchaser's "adjusted grossed-up basis" in the HLI Mexico shares and the HLI Hub & Drum shares (within the meaning of the Treasury Regulations under Section 338(h)(10) of the Internal Revenue Code) to the tangible and intangible assets of HLI Mexico existing as of the Closing Date (the "U.S. Allocation"). The U. S. Allocation shall be consistent with acceptable business valuation principles and shall be binding upon Purchaser and Sellers for purposes of allocating the "modified aggregate deemed sale price" (within the meaning of the Treasury Regulations) among the assets of HLI Mexico and HLI Hub & Drum, respectively. Neither party shall file any Tax return, or take a position with a Tax authority, that is inconsistent with the U.S. Allocation without the written consent of the other party. Purchaser and Sellers agree to cooperate in good faith in an effort to resolve any dispute concerning the appropriate U.S. Allocation.

          (b) Section 338(g) Election.

               (i) Upon the request by Purchaser, Sellers shall take (and shall cause any of the Companies to take) all actions necessary and appropriate (including timely filing such forms, Tax Returns, elections, schedules and other documents as may be required), to effect and preserve a timely election pursuant to Section 338(g) of the Code (and any corresponding elections under state, local or foreign Law) (the "Section 338(g) Election") with respect to the Purchaser's direct or indirect purchase of the Hayes Mexico Shares. The parties shall report the sale of the Hayes Mexico Shares pursuant to this Agreement consistently with the Section 338(g) Election and shall take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any taxing authority, or otherwise.

               (ii) For purposes of making the Section 338(g) Election, Purchaser and Sellers shall mutually agree on an allocation of Purchaser's "adjusted grossed-up basis" in the Hayes Mexico Shares to the tangible and intangible assets of Hayes Mexico existing as of the Closing Date (the "Mexico Allocation"). The Mexico Allocation shall be consistent with acceptable business valuation principles and shall be binding upon Purchaser and Sellers for purposes of allocating the "modified aggregate deemed sale price" (within the meaning of the Treasury Regulations) among the assets of Hayes Mexico. Neither party shall file any Tax return, or take a position with a Tax authority, that is inconsistent with the Mexico Allocation without the written consent of the other party. Purchaser and Sellers agree to cooperate in good faith in an effort to resolve any dispute concerning the appropriate Mexico Allocation.

                                   ARTICLE XII

                                  MISCELLANEOUS

     Section 12.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

     To Sellers:
     HLI Operating Company, Inc.
     15300 Centennial Drive
     Northville, MI 48168
     Attention: Patrick C. Cauley, Esq.
     Fax: (734) 737-5913
     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     One Rodney Square
     Wilmington, DE 19801
     Attention: Robert B. Pincus, Esq.
     Fax: (302) 651-3001

     To Purchaser:

     Precision Partners Holding Company
     100 Village Court
     Suite #301
     Hazlet, NJ 07730
     Attention: Richard A. Buccarelli, Esq.
     Facsimile: (732)-335-3301

     with a copy to:

     Stroock & Stroock & Lavan LLP
     180 Maiden Lane
     New York, NY 10038
     Attention: Bradley Kulman, Esq.
     Facsimile: (212)-806-6006

     Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next business day, if sent by national courier service for next business day delivery or (iii) the business day received, if sent by telecopier.

     Section 12.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 12.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Purchaser may, without such written consent, assign, directly or indirectly (i) any or all of its rights, duties and obligations hereunder to any Affiliate of Purchaser designated by Purchaser in a writing delivered to the Representatives at or prior to the Closing, or (ii) any or all of its rights hereunder to any Person which provides debt financing to Purchaser as collateral for such debt financing; provided, however, that no assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

     Section 12.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein.

     Section 12.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     Section 12.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Sellers or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     Section 12.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

     Section 12.8 Brokers. The fees of any broker, finder or investment banker hired by Sellers, or any Company shall be borne by Sellers. The fees of any broker, finder or investment banker hired by Purchaser shall be borne solely by Purchaser.

     Section 12.9 Governing Law; Jurisdiction. This Agreement shall be governed by the Laws of the State of Michigan, its rules of conflict of laws notwithstanding. Sellers and Purchaser each hereby agree and consent to be subject to the jurisdiction of the Wayne County Circuit Court of the State of Michigan and the United States District Court for the Eastern District of Michigan in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 12.1.

     Section 12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

     Section 12.11 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     Section 12.12 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, Sellers and Purchaser shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

     Section 12.13 Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

     Section 12.14 Knowledge. For purposes of this Agreement and the Intellectual Property Assignments, (i) "knowledge" of Sellers and the Companies means the actual knowledge of John A. Salvette, Ed Meador, Diane Zekind, James Knaus and Jesus Reynoso, and (ii) "knowledge" of Purchaser means the actual knowledge of Richard A. Buccarelli, Robert J. Vander Meulen and Robert Noonan.

     Section 12.15 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

     Section 12.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                                        HLI OPERATING COMPANY, INC.


                                        By: /s/ John A. Salvette
                                            ------------------------------------
                                        Name:   John A. Salvette
                                              ----------------------------------
                                        Title:  Vice President
                                               ---------------------------------


                                        HLI COMMERCIAL HIGHWAY HOLDING COMPANY,
                                        INC.


                                        By: /s/ John A. Salvette
                                            ------------------------------------
                                        Name:   John A. Salvette
                                              ----------------------------------
                                        Title:  Vice President
                                               ---------------------------------


                                        HAYES LEMMERZ INTERNATIONAL - COMMERCIAL
                                        HIGHWAY, INC.


                                        By: /s/ John A. Salvette
                                            ------------------------------------
                                        Name:   John A. Salvette
                                              ----------------------------------
                                        Title:  Vice President
                                               ---------------------------------


                                        PRECISION PARTNERS HOLDING COMPANY


                                        By: /s/ Richard A. Buccarelli
                                            ------------------------------------
                                        Name:   Richard A. Buccarelli
                                              ----------------------------------
                                        Title:  SVP
                                               ---------------------------------

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

          AMENDMENT, dated as of November 11, 2005 (this "Amendment"), to the STOCK PURCHASE AGREEMENT, dated as of October 14, 2005 (the "Agreement"), by and among Precision Partners Holding Company, a Delaware corporation ("Purchaser"), HLI Operating Company, Inc., a Delaware corporation ("HLI Opco"), HLI Commercial Highway Holding Company, Inc., a Delaware corporation ("HLI Commercial Holding"), and Hayes Lemmerz International - Commercial Highway, Inc., a Delaware corporation ("HLI Commercial Highway" and collectively with HLI Opco and HLI Commercial Holding, the "Sellers" and each in its individual capacity, a "Seller").

          The Purchaser and the Sellers have agreed to certain amendments to the Agreement and other matters and hereby agree as follows:

          1. Definitions. All capitalized terms used, but not defined, herein shall have the meanings assigned to them in the Agreement.

          2. Amendments. The following Amendments are hereby made to the
Agreement:

     (a) The definition of "Working Capital" set forth in Section 1.1 of the Agreement is hereby amended and restated as follows:

          ""Working Capital" shall mean, as of any date of determination: (i) the sum of (A) cash and cash equivalents, including value-added tax recoverables, (B) trade accounts receivable less allowance for bad debt, (C) inventory, (D) prepaid expenses and (E) any other current assets, minus (ii) the sum of (A) trade accounts payable, (B) the current portion of accrued expenses, and (C) any other current liabilities, in each case, calculated in accordance with the Accounting Principles and as used in determining the Base Amount, the calculation of which is set forth in Exhibit A (which calculation has been further adjusted for purposes of this Agreement by adding $1,000,000 to the Base Amount otherwise shown on Exhibit A). In calculating Working Capital, all reserves and other accounts shall be calculated on a consolidated basis for all the Companies using the Accounting Principles. In calculating Working Capital, inventory shall include raw materials, work in process, finished goods and factory supplies, net of applicable reserves, in each case, determined in accordance with the Accounting Principles."

     (b) Section 2.3 of the Agreement is hereby amended and restated as follows:

          "Section 2.3 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of such sale, conveyance, assignment, transfer and delivery of the Shares by Sellers, Purchaser shall pay or cause to be paid to Sellers, an aggregate amount in cash equal to (i) if the Closing Date occurs on or before November 14, 2005, $52,105,000, or (ii) if the Closing Date occurs after November 14, 2005, an amount equal to (A) $52,475,000, minus (B) an amount equal to $25,000 multiplied by the number of days from (but excluding) November 11, 2005 to (and including) the date that the Closing Date occurs (the amount determined by application of clause (i) or (ii), the "Initial Purchase Price"). The Initial Purchase Price shall be subject to post-Closing Date adjustment pursuant to Section 3.5 hereof."

     (c) Section 3.3(f) of the Agreement is hereby amended and restated as follows:

          "(f) [Reserved]"

     (d) Section 3.5(d)(i) of the Agreement is hereby amended and restated as follows:

          "(i) if the Closing Working Capital set forth in the Sellers' Closing
          Schedule is greater than $13,400,000 (the "Base Amount"), Purchaser shall pay to Sellers 60% of the amount of such excess; subject, (x) if the Closing Date occurs on the last day of a calendar month, to a maximum amount of $2,400,000 and (y) if the Closing Date occurs on any date other than the last day of a calendar month, to a maximum of $3,600,000;"

     (e) Section 3.5(d)(iv) of the Agreement is hereby amended and restated as follows:

          "(iv) Purchaser and Sellers agree that (x) if the Closing Date occurs on the last day of a calendar month, Purchaser's aggregate payment obligations under Sections 3.5(d)(i), (ii) and (iii) shall not exceed a maximum amount of $4,000,000, (y) if the Closing Date occurs on any date other than the last day of a calendar month, Purchaser's aggregate payment obligations under Sections 3.5(d)(i), (ii) and (iii) shall not exceed a maximum amount of $6,000,000 and (z) any payment required to be made pursuant to Section 3.5(d)(i) shall be made within five Business Days after the delivery of Sellers' Closing Schedule, any payment required to be made pursuant to Section 3.5(d)(ii) shall be made within five Business Days after the delivery of Purchaser's Dispute Notice and that any payment required to be made pursuant to
          Section 3.5(d)(iii) shall be made within five Business Days after the Purchase Price Adjustment becomes final and binding on the parties hereto, in each case, by wire transfer of federal or other immediately available funds to an account or accounts designated by Sellers or Purchaser, as the case may be, to the other party, as applicable."

     (f) Section 3.5(e) of the Agreement is hereby amended and restated as follows:

          "(e) The parties agree that the Purchase Price Adjustment contemplated by this Section 3.5 is intended to adjust the Purchase Price for changes in Working Capital from the Base Amount and that such changes may be measured only if the calculation is performed in accordance with (i) the procedures set forth in this Section 3.5 and the definition of Working

          Capital and (ii) the Accounting Principles. Notwithstanding anything contained herein to the contrary, in the event of any conflict between the requirements of GAAP, and the Accounting Principles used in connection with the preparation of the Balance Sheet and as used in determining the Base Amount, the calculation of which is set forth in Exhibit A (which calculation has been further adjusted for purposes of this Agreement by adding $1,000,000 to the Base Amount shown on Exhibit A) to which the parties, the Accounting Principles shall control."

     (g) Section 3.6 of the Agreement is hereby amended and restated as follows:

          "Section 3.6 Allocation of Purchase Price. Except as provided in
          Section 11.2, the parties hereto agree to allocate the Purchase Price among the Shares in the manner to be mutually agreed as soon as practicable (but in any event no later than 180 days following the Closing Date), which allocation shall comply with applicable Laws, including the Code. Sellers and Purchaser each hereby agree that (i) at least $10 million of the Purchase Price shall be allocated to the value of HLI Mexico, of which at least $6 million shall be attributed to the value of the shares of Hayes Mexico, and (ii) such allocation shall, subject to the provision of supporting appraisals, be conclusive and binding on each of them for purposes of Mexican and United States federal and, where applicable, state and local Tax Returns and that they will not voluntarily take any position inconsistent therewith. Upon the completion of such allocation, such allocation shall be appended to this Agreement as Schedule 3.6."

     (h) The fourth sentence of Section 7.17(e) of the Agreement is hereby amended and restated as follows:

          "Purchaser shall, no later than 30 days after the Closing Date, deliver to Sellers either (A) a standby letter of credit in form and substance reasonably satisfactory to Sellers and Purchaser which (i) may be drawn upon by Sellers in the event, but only to the extent of, Purchaser's failure to pay any amount that is otherwise due and payable by Purchaser to Sellers under this Section 7.17(e) and (ii) shall initially be in the amount of $1,000,000 subject to automatic reduction, dollar for dollar, by the amounts paid by Purchaser to Sellers pursuant to this Section 7.17(e) or (B) cash collateral in the amount in which a letter of credit would otherwise be required to be issued under clause (A) to be held by the Escrow Agent pursuant to an escrow agreement (the provisions of which economically replicate those of the letter of credit described in clause (A)) (a letter of credit under clause (A) or the Escrow Agreement, fully funded, the "Standby Letter of Credit"). If the Purchaser has provided the Standby Letter of Credit in the form of cash collateral pursuant to clause (B) of the preceding sentence, Purchaser shall have the right any time thereafter to substitute such cash collateral with a letter of credit meeting the conditions of clause (A) of the preceding sentence.

     (i) If the Closing Date shall not have occurred on November 14, 2005,
Section 10.1(b) of the Agreement shall be amended and restated as follows:

          "(b) at any time after November 14, 2005, by either Purchaser or Sellers, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to such date (unless the failure to consummate the Closing by such date shall be due to or have resulted from any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party seeking to terminate this Agreement);"

          3. Disclosure Schedules. Schedules 5.6, 5.9, 5.13(b), 5.13(c), and 5.14(b) to the Agreement are hereby deleted and replaced in their entirety by the replacements thereto attached hereto as Annex A, with effect from and after the date of the original execution of the Agreement. Schedule 5.24 attached hereto as Annex B is hereby added to the Agreement with effect from and after the original execution of the Agreement. Schedule 5.19 to the Agreement is hereby deemed supplemented by the Seller in accordance with and subject to the terms of Section 7.9 of the Agreement, by the replacement to such Schedule attached hereto as Annex C.

          4. Other Agreements.

     (a) Special Environmental Indemnity. The environmental matters identified in Annex D attached hereto, as to which the Sellers would otherwise be obligated to indemnify the Purchaser with respect to environmental remediation claims (taking into account the standards for the indemnification of such claims set forth in Section 9.2(e) of the Agreement, but without regard to Section 9.2(b)) (each, an "Identified Potential Claim"), shall be deemed to be an "Excepted Seller Claim" for purposes of Section 9.2(b) of the Agreement. Without limiting, but also without duplication of, the Sellers' indemnification obligations set forth in Article IX of the Agreement, Purchaser shall not claim Damages under the Agreement for any Identified Potential Claim with respect to the portion thereof constituting Purchaser's reasonable out-of-pocket costs in investigating such matter (e.g., drilling of monitoring wells, testing and monitoring costs) unless (i) such Damages relate to an Identified Potential Claim with respect to which remediation is required to satisfy but not exceed the enforceable limits or standards imposed by Environmental Laws as in effect on the Closing Date or the valid order or judgment of any court or other Governmental Authority implementing or enforcing such Environmental Laws so that each of the Companies can make use of the applicable property in the business of such Company as currently conducted and (ii) Purchaser or the applicable Company remediates such Identified Potential Claim. Prior to beginning any investigative or remediation effort in respect of any Identified Potential Claim, the Purchaser shall deliver to Sellers a summary of the Purchaser's planned activities with respect to such Identified Potential Claim and an estimate of the costs associated therewith, however such summary and cost estimate shall be for informational purposes only and shall not be deemed a limitation on the actual amount of Purchaser's Indemnified Potential Claim.

     (b) Hayes Mexico Permit. The parties acknowledge that Hayes Mexico has operated in the absence of a required operating license (the "Operating Permit") for a period of time and that Hayes Mexico does not currently have a valid Operating Permit. The parties agree that the prior failures to operate under a valid Operating Permit may have a negative effect on the Companies (including their ability to obtain an Operating Permit in the future) and that the damages thereof may be difficult or impossible to quantify and that the provisions of subsection (iv) below represent the parties' reasonable estimation of such damages. The parties further agree as follows:

          (i) The Purchaser (through Hayes Mexico) agrees to employ best efforts to obtain the Operating Permit. Such efforts shall, to the extent practical, be conducted substantially as previously conducted by Company personnel immediately prior to the Closing Date.

          (ii) The Sellers agree to promptly reimburse all of the Purchaser's (and/or Hayes Mexico's) reasonable out-of-pocket costs in excess of $25,000 (in the aggregate) incurred in connection with obtaining the Operating Permit, including, without limitation, reasonable legal fees and the reasonable costs of any modifications or alterations (whether such modifications or alterations are reasonable or not) to the premises or operations of Hayes Mexico requested by, or mediation efforts with, the applicable Mexican authorities.

          (iii) Purchaser (directly or through Hayes Mexico) agrees to regularly consult with Sellers' Mexican counsel regarding progress made (or developments related to) the efforts to obtain the Operating Permit. Notwithstanding such consultation, the ultimate decision-making authority in connection with obtaining the Operating Permit shall be the Purchaser's.

          (iv) If, prior to the earlier of (A) third anniversary of the Closing Date and (B) the first day after the Closing Date on which Hayes Mexico obtains a valid Operating Permit, the Hayes Mexico operations are suspended or terminated by the applicable Mexican Governmental Authority (each such suspension or termination, a "Shut-Down") on a Working Day due to the failure to have a valid Operating Permit, the Sellers shall pay to the Purchaser, as liquidated damages, $17,500 for each of the first 30 Working Days (whether consecutive or non-consecutive)(such first 30 Working Days, the "First Period") on which a Shut-Down is in effect and $35,000 for each Working Day on which a Shut-Down is in effect after the First Period. In no case shall the total damages payable by Sellers under this paragraph exceed $10 million in the aggregate. "Working Day" means every day of each week other than a Sunday. Purchaser undertakes to use commercially reasonable efforts to mitigate its costs and expenses in connection with any Shut-Down in a commercially reasonable manner, taking into account its desire to preserve the business and assets as well as protect the goodwill of the Hayes Mexico operations on a going-forward basis. To the extent that Purchaser, consistent with the standard reflected in the foregoing sentence, reduces its actual out-of-pocket costs and expenses in connection with a Shut-Down (including the costs, if any, of finding a new facility location or with respect to finding a replacement source for the items manufactured by Hayes Mexico) to an amount of less than $25,000 per Working Day, for each Working Day after the First Period, Sellers obligation's under this paragraph shall be reduced, dollar for dollar, for the amount by which $25,000 exceeds such actual costs and expenses.

     (c) Iron Chip Sales and Steel Purchases. The Sellers acknowledge that the sales of iron chips to Hayes Mexico by the Sellers' facility in Monterrey, Mexico have historically been conducted on an arms-length terms. Sellers and Purchaser agree that iron chips will continue to be offered by the Sellers' facility in Monterrey, Mexico to Hayes Mexico on terms consistent with such past practices for a period of no less than the one year period beginning on the Closing Date. The Sellers shall employ commercially reasonable efforts to allow the Companies, if they opt to do so, the benefits of the terms of their purchases of steel from International Steel Group, Inc. and Stelco through direct purchases.

     (d) Inter-Company Obligations. Sellers represent to Purchaser that certain wire transfers from Hayes Mexico, Sellers and their affiliates in the amount of $8,859,682.68 to repay obligations under the Inter-Company Loan Documents (the "Hayes Mexico Loan Repayment") did not clear Hayes Mexico's bank account on November 10, 2005. Sellers and Purchaser agree that Hayes Mexico shall wire transfer such Hayes Mexico Loan Repayment to Sellers on November 14, 2005, which transaction shall be deemed to occur prior to the transactions contemplated under Article III of the Agreement and that the amount of such Hayes Mexico Loan Repayment shall be ignored for all calculations under the Agreement, including without limitation any calculation in respect of Working Capital.

     (e) Due Diligence. The parties agree that the condition set forth in
Section 8.2(f) of the Agreement has been satisfied; notwithstanding Purchaser's letter to Sellers in respect of such condition dated November 9, 2005.

          5. Effectiveness of Amendment. This Amendment will be effective as of November 11, 2005; provided however, that, except as set forth in the following sentence, it shall automatically terminate and become null and void and of no further force and effect if the Closing Date does not occur on November 14, 2005. No provision of this Amendment, other than this Section 5, Section 6, and the amendment to Section 10.1(b) as set forth in Section 2(i), shall survive any termination of this Amendment pursuant to the foregoing sentence. Following a termination of this Amendment pursuant to the first sentence of this Section 5, the Agreement shall continue in full force and effect, unamended, except with respect to the amendment to Section 10.1(b) as set forth in Section 2(i).

          6. Miscellaneous.

     (a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     (b) This Amendment shall be governed by, and construed in accordance with, the law of the state of Michigan applicable to contracts made and to be performed in the state of Michigan without regard to conflicts of law principles.

     (c) Except as amended by this Amendment, the Agreement shall continue in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

                                        HLI OPERATING COMPANY, INC.


                                        By: /s/ John A. Salvette
                                            ------------------------------------
                                        Name:   John A. Salvette
                                              ----------------------------------
                                        Title:  Vice President
                                               ---------------------------------


                                        HLI COMMERCIAL HIGHWAY HOLDING COMPANY,
                                        INC.


                                        By: /s/ John A. Salvette
                                            ------------------------------------
                                        Name:   John A. Salvette
                                              ----------------------------------
                                        Title:  Vice President
                                               ---------------------------------


                                        HAYES LEMMERZ INTERNATIONAL - COMMERCIAL
                                        HIGHWAY, INC.


                                        By: /s/ John A. Salvette
                                            ------------------------------------
                                        Name:   John A. Salvette
                                              ----------------------------------
                                        Title:  Vice President
                                               ---------------------------------


                                        PRECISION PARTNERS HOLDING COMPANY


                                        By: /s/ Richard A. Buccarelli
                                            ------------------------------------
                                        Name:   Richard A. Buccarelli
                                              ----------------------------------
                                        Title:  SVP
                                               ---------------------------------